Exhibit 10.7

Execution version

SHARE PURCHASE AGREEMENT

by and among

VIRTUSA INTERNATIONAL B.V.

AND

the individuals and entities listed in Schedule I

i

4.4	Litigation Support	30
4.5	Transition Services	30
4.6	Key Employee Bonus Pool	30
4.7	Discharge of Director Liability	31
4.8	Operation and management of the Group Companies during the Earn-Out Period	31

ARTICLE 5 DELIVERABLES		31
5.1	Selling Shareholder Deliverables	31
5.2	Buyer Deliverables	32
5.3	Shareholder Meetings	33
5.4	Escrow Agreement	33

ARTICLE 6 REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS		33
6.1	Survival of Representations and Warranties	33
6.2	Indemnification of Buyer	33
6.3	Indemnification Provisions for Benefit of the Selling Shareholders	36
6.4	Matters Involving Third Parties	37
6.5	Manner of Payment	38
6.6	Insurance and Third Party Recovery	38
6.7	Offset	38
6.8	Delivery and Release of Escrow Amount	38

ARTICLE 7 CERTAIN DEFINITIONS		39
7.1	Additional Definitions	44

ARTICLE 8 MISCELLANEOUS		45
8.1	No Third Party Beneficiaries	45
8.2	Entire Agreement	45
8.3	Successors and Assigns	45
8.4	Counterparts	46
8.5	Headings	46
8.6	Notices	46
8.7	Governing Law and Disputes	47
8.8	Amendments and Waivers	47
8.9	Incorporation of Schedules	48
8.10	Construction	48
8.11	Severability of Provisions	48
8.12	Specific Performance	48
8.13	Successor Laws	49
8.14	Release of the Company	49

ARTICLE 9 APPOINTMENT OF SELLER SHAREHOLDER REPRESENTATIVE		49
9.1	Powers of Attorney	49
9.2	Replacement of the Seller Shareholder Representative	50
9.3	Actions of the Seller Shareholder Representative; Liability of the Seller Shareholder Representative	50

SCHEDULES

Schedule 1	Selling Shareholders

Schedule 1.2 (b) (i)	Calculation Purchase Price

Schedule 1.2 (b) (ii)	Purchase Price allocated on the Selling Shareholders

Schedule 1.5(a)	Definition of Group Company Revenues and EBITA

Schedule 2.2	Company Share register

Schedule 2.3	Company Subsidiaries

Schedule 2.5	Latest Balance Sheet and Audited Accounts

Schedule 2.6	Indebtedness

Schedule 2.7(a)	Disclosure to Section 2.7(a)

Schedule 2.7(b)	Exceptions from good operating condition

Schedule 2.7(c)	Properties/assets not owned or leased

Schedule 2.8(b)	Disclosure to Section 2.8(b)

Schedule 2.9(a)	Material Contracts

Schedule 2.9(d)	Previously used names

Schedule 2.10(a)	Company Intellectual Property

Schedule 2.10(b)	Disclosure to Section 2.10(b)

Schedule 2.10(d)	Pending or threatened IPR claims

Schedule 2.10(e)	IPR infringements

Schedule 2.10(f)	Third party compensation/consideration

Schedule 2.12	Group Company Brokers

Schedule 2.13	Insurance policies

Schedule 2.14	Employees and independent contractors

Schedule 2.15(a)	Employee Benefit Plan

Schedule 2.15(e)	Employee Benefit Plan related documents

Schedule 2.17	Affiliated Transactions

Schedule 2.18(a)	Customers

Schedule 2.18(b)	Suppliers

Schedule 2.19(b)	Leased Real Property

Schedule 2.21	Consents

Schedule 2.22	Disclosure to Section 2.22

Schedule 2.22(r)	Pre-Closing Dividend

Schedule 2.23	Bank Accounts

Schedule 2.25	Disclosure to Section 2.25

Schedule 3.4	Buyer’s Brokers

Schedule 4.3(d)	Key Stockholders

Schedule 4.9	Post-Closing Consent

Schedule 4.10	List of Key Employees

Schedule 5.1(b)	Payoff letters and releases

Schedule 5.1(c) (1)	Employment Agreement with MD

Schedule 5.1(c)(2)	Employment Agreements templates

Schedule 5.4	Escrow Agreement

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of January 2, 2014, by and among the persons and entities listed on Schedule 1 hereto (the “Selling Shareholders”) and Virtusa International B.V., reg. no. 34295390, a private limited liability company organized under the laws of the Netherlands (“Buyer”). Terms used herein and not otherwise defined herein shall have the meaning given such terms in Article 7 hereof.

WHEREAS:

A                                       TradeTech Consulting Scandinavia AB, reg. no. 556510-7918, a company duly incorporated and organized under the laws of Sweden, having its principal office at Strandvägen 5 B, SE-114 51 Stockholm, Sweden (the “Company”) has a share capital of SEK 477,000 divided into 23,850 shares with a quota value of SEK 20 each (the “Shares”).

B                                       As described on Schedule 2.2, the Selling Shareholders own all of the Shares.

C                                       The Company owns all issued and outstanding shares in Tradevelop AB (Sweden), CAMAGO Consulting AB (Sweden), TradeTech Consulting B.V. (Netherlands) and Tradetech Consulting Scandinavia ApS (Denmark), as listed in Schedule 2.3 (the “Company Subsidiaries”). The Company and the Company Subsidiaries are hereinafter collectively referred to as the “Group Companies” and each of them individually as a “Group Company”.

D                                       The business of the Group Companies is to provide IT services, including consultancy services and business support targeting the treasury, asset management and capital markets segments, as well as banking and financial services industries (the “Business”).

E                                        The Buyer desires to purchase all of the Shares of the Company and thereby own indirectly all of the shares and securities in the Company Subsidiaries, subject to the terms and conditions set out in this Agreement.

F                                         The Selling Shareholders desire to sell to the Buyer all of the Shares subject to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE SHARES

1.1                              Purchase and Sale.

(a)                       Pursuant to the terms and subject to the conditions set forth herein, at the Closing (as defined below) and in the amounts and for an aggregate purchase price as determined pursuant to this Article 1, the Selling Shareholders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and purchase from the Selling Shareholders, the Shares free and clear of all Liens as set forth on the attached Schedule 2.2 in exchange for the Purchase Price (as defined below). For the avoidance of doubt, in connection with such purchase and sale, Buyer shall own, upon the consummation of the transactions contemplated by the Transaction Documents, all of the outstanding Shares in the Company

(and indirectly all the shares and securities of the Company Subsidiaries) free and clear of all Liens.

(b)                       Each Selling Shareholder hereby waive all and any of its pre-emption and post-sale purchase rights in relation to the Shares under the articles of association of the Company and/or as provided for in the Shareholders’ Agreement (as defined below).

1.2                              The Closing.

(a)                       The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Advokatfirman Törngren Magnell, Västra Trädgårdsgatan 8, SE-111 53 Stockholm, Sweden, at 10:00 a.m. local time in Sweden on the date of this Agreement. The date of the Closing hereunder is referred to herein as (the “Closing Date”).

(b)                       Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, and in the following order:

(i)                           at the Closing, the initial purchase price to be paid by Buyer for the Shares shall be Nineteen Million Nine Hundred Twenty Thousand US Dollars ($19,920,000), less (v) an amount that the Group Companies’ Excess Net Debt is less than the Target Excess Net Debt (provided that to the extent the Group Companies’ Excess Net Debt exceeds the Target Excess Net Debt, Company shall immediately before, but upon, the Closing dividend any such excess amount in Cash to the stockholders of Company), (w) less an amount that the Group Companies’ Net Working Capital is less than the Net Working Capital Target or plus an amount that the Group Companies Net Working Capital is more than the Net Working Capital Target, (x) less an amount that the Group Companies’ Corporate Taxes Paid is less than the Group Companies’ Corporate Taxes Payable or plus an amount that the Group Companies’ Corporate Taxes Paid is more than the Group Companies’ Corporate Taxes Payable less (y) an amount of any other Indebtedness of the Group Companies (not covered by Net Debt) in existence as of the Closing (after giving effect to any fees, premiums, penalties and other amounts to be incurred assuming repayment of all Indebtedness of the Group Companies in full on such date) all as set out in Schedule 1.2 (b) (i), less (z) the Group Company Transaction Expenses (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 1.2(b)(ii); provided that to the extent adjustments are required to be made to the Purchase Price (i.e., increase or decrease) per clauses (v), (w), (x), (y) or (z) above and the currency amount calculated is a non-US dollar currency, the adjustment of Purchase Price (which is in US dollars, increased or decreased) shall be based on the 30 day average of the non-US dollar currency to US dollar exchange rate, according to the Swedish Central Bank (Sw: Sveriges Riksbank) (www.riksbank.se/en/), calculated as of the 30 day period prior to the Closing.

(ii)                        at the Closing, Buyer shall deliver, in exchange for the Shares, the Purchase Price to the Selling Shareholders in the amounts as set forth on Schedule 1.2 (b) (ii) in immediately available funds by wire transfer to the account of the Selling Shareholders, designated by the Seller Shareholder Representative by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date.

(iii)                     at the Closing, Buyer shall deliver the Group Company Transaction Expenses to the payees of all Group Company Transaction Expenses which are required to be paid by the Group Companies as of the Closing Date and which has reduced the Purchase Price (as specified in a payoff letter delivered by the Seller Shareholder Representative on behalf of each Group Company to Buyer before the Closing Date) by an amount equal to all such Group Company Transaction Expenses, if any, with the result that following the Closing there will be no further monetary obligations of any Group Company with respect to any Group Company Transaction Expenses.  All amounts payable in cash to the Selling Shareholders at Closing shall be paid in immediately available funds by wire transfer to one or more accounts designated in writing by the Seller Shareholder Representative.

(c)                        In addition to the foregoing, as applicable, the Selling Shareholders shall deliver to Buyer or one or more of its designees such deeds, bills of sale, endorsements, Consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer or one or more of their designees all right, title and interest in, to and under the Shares in the manner described herein free and clear of all Liens and in form and substance reasonably satisfactory to Buyer.

(d)                       On the date of Closing, Buyer shall withhold from the Purchase Price, and deposit the amount of Two Million Four Hundred Forty-Four Thousand Four Hundred Thirty Six US Dollars ($2,444,436) (including any interest earned thereon) (the “Escrow Amount”) into an escrow account (“Escrow Account”) and, subject to the terms and conditions of the Escrow Agreement (as defined below), such amount, subject to adjustment pursuant to Section 1.4 and in accordance with the terms of this Agreement, the Escrow Amount shall be held for the purpose of the payment to Buyer of the Adjustment Amounts and post-closing Purchase Price adjustments, if any such payments are required by Section 1.4, and will serve as one source, but not the exclusive source, for the satisfaction of any indemnification or other claims of any Buyer Party pursuant to Article 6. On the date that is twelve (12) months following the Closing date, provided that no Buyer Party has any claim for indemnification pursuant to Article 6 hereof, any remaining Escrow Amount shall be released to the Selling Shareholders from the Escrow Account.

(e)                        Closing Deliveries.

At the Closing, subject to and on the terms and conditions set forth in this Agreement: (a) the Buyer shall deliver to the Seller Shareholder Representative, as appropriate, each of the documents required to be delivered by the Buyer pursuant to Section 5.2 that has not been delivered prior to the Closing Date; and (b) Seller Shareholder Representative shall deliver to the Buyer each of the documents required to be delivered by the Seller Shareholder Representative pursuant to Section 5.1 that has not been delivered prior to the Closing Date.

1.3                              Closing Adjustment Statement.

(a)                       Not more than five (5) Business Days, but at least one (1) Business Day, prior to the Closing Date, the Seller Shareholder Representative shall in good faith cause to be prepared a balance sheet of the Company (and each other Group Company) as of the Closing Date, in form and substance reasonably satisfactory to Buyer (the “Closing Date Balance Sheet”), which shall be prepared in a manner consistent with the Latest Balance Sheetand shall include a statement of the amount of Corporate Taxes Paid, Corporate

Taxes Payable, Target Excess Net Debt, Excess Net Debt, Net Debt, Net Working Capital, Net Working Capital Target and the Net Working Capital Percentage (the “Initial Closing Adjustment Statement”) in each case, for the 12 month period ending on the Closing Date or at the Closing Date, which Seller Shareholder Representative estimate will exist as of the close of business on the day immediately preceding the Closing Date determined for accounting and tax purposes as if such date were the Closing Date together with a representation that such amount was determined in accordance with Accounting Principles consistently applied; provided that the Initial Closing Adjustment Statement (and all components thereof, including without limitation, Corporate Taxes Paid, Corporate Taxes Payable, Target Excess Net Debt, Excess Net Debt, Net Debt, Net Working Capital, Net Working Capital Target and the Net Working Capital Percentage shall be reconciled to US GAAP by Buyer, and upon such reconciliation, such US GAAP reconciliation shall be reflected in the Initial Closing Adjustment Statement).

(b)                       As promptly as practicable, but no later than seventy-five (75) days after the Closing Date, Buyer will cause to be prepared and delivered to the Seller Shareholder Representative a certificate setting forth Buyer’s calculation of each component of the Initial Closing Adjustment Statement, including any resulting adjustments to the Purchase Price, including reflecting the reconciliation of the Initial Closing Adjustment Statement to US GAAP (“Buyer Closing Adjustment Statement”) per the terms and conditions of this Agreement, including Section 1.2(b)(i) and the terms herein,.  Buyer will make available to the Seller Shareholder Representative and their accountant all reasonable records and work papers used in preparing the calculation of Buyer Closing Adjustment Statement.

(c)                        If the Seller Shareholder Representative disagrees with Buyer’s calculation of the Buyer Closing Adjustment Statement, or any component thereof, delivered pursuant to Section 1.3(b), the Seller Shareholder Representative may, within thirty (30) days after delivery of the documents referred to in Section 1.3(b), deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculation and setting forth the Seller Shareholder Representatives’ calculation of such amount (“Shareholder Closing Adjustment Statement”). Any such Objection Notice shall specify those items or amounts as to which the Seller Shareholder Representative disagrees, and the Seller Shareholder Representative shall be deemed to have agreed with all other items and amounts contained in Buyer’s calculation of the Buyer Closing Adjustment Statement delivered pursuant to Section 1.3(b). If the Seller Shareholder Representative does not deliver an Objection Notice within such thirty (30) day period, then the amount of Buyer Closing Adjustment Statement shall be deemed to be finally determined as set forth on Buyer’s calculation thereof.

(d)                       If an Objection Notice shall be delivered pursuant to Section 1.3(c), the Seller Shareholder Representative and Buyer shall, during the fifteen (15) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Buyer Closing Adjustment Statement, which amounts shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 1.3(b), nor more than the amount thereof shown in the Seller Shareholder Representative calculation delivered pursuant to Section 1.3(c) as set forth in the Shareholder Closing Adjustment Statement. If, during such period, the Seller Shareholder Representative and Buyer are unable to reach such agreement, either the Seller Shareholder Representative or Buyer shall promptly thereafter cause a “big four” independent accounting firm of nationally recognized standing reasonably satisfactory to the Seller Shareholder Representative and Buyer, as the case may be, (who shall not have any material relationship with the Company, the Selling Shareholders or Buyer) (“Independent Accounting Firm”) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Buyer Closing Adjustment Statement. In making such calculation, such Independent Accountant Firm shall consider only those items or amounts in (i) the Shareholder Closing Adjustment Statement, (ii) the Closing Date Balance Sheet or (iii) Buyer’s calculation of the Buyer Closing Adjustment Statement as to which the Seller Shareholder Representative has disagreed. The Independent Accountant Firm’s determination will be based solely on presentations by the Seller Shareholder Representative and Buyer and such Independent Accountant Firm shall deliver to the Seller Shareholder Representative and Buyer as promptly as practicable (but in any event within thirty (30) days of its retention) a report setting forth such calculation (such date, the “Final Resolution Date”). Such report shall be final and binding upon the Selling Shareholders and Buyer, except in cases of manifest error or willful misconduct. The cost of such review and report shall be borne by the Selling Shareholders if the difference between Final Closing Adjustment Statement (as defined in Section 1.4(c) below) and the Selling Shareholder’s calculation of Shareholder Closing Adjustment Statement delivered pursuant to Section 1.3(c) is greater than the difference between Final Closing Adjustment Statement and Buyer’s calculation of the Buyer Closing Adjustment Statement delivered pursuant to Section 1.3(b), and by Buyer if the first such difference is less than the second such difference. For the avoidance of doubt, the Final Closing Adjustment Statement (and the components thereof) shall reflect and shall comply with US GAAP.

1.4                              The Post-Closing Adjustment Payments.

(a)                       Buyer and the Selling Shareholders agree that they will, and agree to cause their respective independent accountants to cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of Initial Closing Adjustment Statement and in the conduct of the reviews referred to in Section 1.3 including without limitation, the making available to the extent necessary of books, written and electronic records, work papers and personnel.

(b)                       If the Final Closing Adjustment Statement results in a reduction of the Purchase Price, the Seller Shareholder Representative shall, within fifteen (15) Business Days after the Final Resolution Date, deliver to Buyer a duly executed form of joint written instruction for release and payment of the aggregate amount by which the Final Closing Adjustment Statement decreased the Purchase Price from the Escrow Account.

(c)                        If the Final Closing Adjustment Statement results in an increase in the Purchase Price, Buyer shall, within fifteen (15) Business Days after the Final Resolution Date, by wire transfer of immediately available funds to the accounts designated by the Selling Shareholders or the Seller Shareholder Representative, pay the aggregate amount by which the Final Closing Adjustment Statement resulted in an increase to the Purchase Price calculated under the terms herein. “Final Closing Adjustment Statement” means Buyer Closing Adjustment Statement as shown in Buyer’s calculation delivered pursuant to Section 1.3(b), if no Objection Notice with respect thereto is duly delivered pursuant to Section 1.3(c); or, if an Objection Notice is delivered, as agreed by Buyer and the Seller Shareholder Representative pursuant to Section 1.3(d) or in the absence of such agreement, as shown in the Independent Accountant Firm’s calculation delivered pursuant to Section 1.3(d); provided that, in no event shall any Final Closing Adjustment Statement reflect an amount less than Buyer’s calculation as set forth in Buyer Closing Adjustment Statement delivered pursuant to Section 1.3(b), or more than the Selling Shareholder’s calculation as set forth in the Shareholder Closing Adjustment Statement delivered pursuant to Section 1.3(c).

(d)                       To the extent adjustments are required to be made to the Purchase Price (i.e., increase or decrease) per Sections 1.3 or 1.4 herein, and the currency amount calculated for any Final Closing(1) Adjustment Statement is a non-US dollar currency, the adjustment of Purchase Price (which is in US dollars, increased or decreased) shall be based on the 30 day average of the non-US dollar currency to US dollar exchange rate according to the Swedish Central Bank (Sw: Sveriges Riksbank) (www.riksbank.se/en/) in such Final Closing Adjustment Statement, calculated as of the 30 day period prior to the final determination of the Final Closing Adjustment Statement under the terms herein.

1.5                              Earn-out.

(a)                       Earn-Out Statement.

Promptly, but in any event within seventy-five (75) days after the end of the 12 month period ending on December 31, 2014 (the “Earn-out Period”), Buyer shall in good faith prepare or cause to be prepared and furnished to the Seller Shareholder Representative a written statement (the “Earn-Out Statement”) setting forth its calculation of the Group Company Revenues and EBITA (each as defined on Schedule 1.5(a)), in each case, prepared in accordance with US GAAP and Schedule 1.5(a) hereto for the Earn-out Period.  Following receipt of the Earn-Out Statement for the Earn-out Period, the Seller Shareholder Representative will be afforded a period of thirty (30) days to review the Buyer’s calculation of the Group Company Revenues and EBITA under US GAAP and the terms herein.  At or before the end of the thirty (30) day review period, the Seller Shareholder Representative shall either (i) accept the Earn-Out Statement in its entirety or (ii) deliver to the Buyer a written notice (a “Dispute Notice”) setting forth a detailed explanation of those items in or omitted from the Earn-Out Statement that the Seller Shareholder Representative disputes, including the amount thereof (each, an “Item of Dispute”); provided, that the only basis on which the Seller Shareholder Representative shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the terms of this Agreement and Schedule 1.5(a), or contains mathematical or clerical errors.  If the Seller Shareholder Representative does not deliver a Dispute Notice to the Buyer within the thirty (30) day review period, the Selling Shareholders and Seller Shareholder Representative shall be deemed to have accepted the Earn-Out Statement in its entirety.  If the Seller Shareholder Representative delivers a Dispute Notice in which some, but not all, of the items in the Earn-Out Statement are properly disputed, the Selling Shareholder shall be deemed to have accepted all of the items not disputed other than those not directly disputed but which are affected by an Item of Dispute.  The Parties shall and shall cause their respective Affiliates to cooperate fully with Buyer in connection with the preparation of the Earn-Out Statement in US GAAP.  After the delivery of the Earn-Out Statement, Buyer shall cooperate with the Seller Shareholder Representative and his/her or its representatives in connection with its review of the Earn-Out Statement, including by providing the Seller Shareholder Representative and his/her or its accountants reasonable access during business hours to materials used in the preparation of the Earn-Out Statement.

(b)                       Group Company Revenue Record Retention.

During the Earn-out Period and for one (1) year thereafter, Buyer shall keep, and shall cause its Affiliates to keep, complete and accurate books and records of all Group Company Revenues.  Upon the written request of the Seller Shareholder Representative, Buyer shall permit, and shall cause its Affiliates to permit, at the expense of the Selling Shareholders, an independent certified public accounting firm of recognized standing, selected by the Seller Shareholder Representative and reasonably acceptable to the Buyer, to have access during normal business hours to such of the records of the respective Group Company, as the case may be as may be reasonably necessary to verify the accuracy of the Earn-Out Statement; provided, however, that such accounting firm has entered into a confidentiality agreement in reasonably customary form and substance with the Buyer and the Group Companies, as the case may be.

(c)                        Dispute Resolution by the Parties.

If the Seller Shareholder Representative delivers a Dispute Notice to Buyer within the required thirty (30) day period, Buyer and the Seller Shareholder Representative shall use reasonable best efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Earn-Out Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Earn-Out Statement (as so modified) shall be conclusive and binding on all Parties.

(d)                       Determination by Independent Accounting Firm.

If any Item of Dispute remains unresolved for a period of fifteen (15) days after Buyer’s receipt of a Dispute Notice, then either the Buyer or the Seller Shareholder Representative may, within five (5) days thereafter, submit the dispute to Independent Accounting Firm.  Buyer and the Seller Shareholder Representative shall each provide their respective calculations of the Group Company Revenues and EBITA per US GAAP and the Items of Dispute in writing to the Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination, which determination (i) shall be based solely on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement, including US GAAP, and Schedule 1.5(a) or whether each such Item of Dispute contains a mathematical or clerical error or errors and (ii) shall not be resolved so the final amount determined by the Independent Accounting Firm is more favorable to the Selling Shareholders  than the calculation(s) presented in any Item of Dispute delivered by the Seller Shareholder Representative or more favorable to the Buyer than the calculation(s) presented in any Item of Dispute delivered by Buyer, as to each unresolved Item of Dispute as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Group Company Revenues and/or EBITA shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the Group Company Revenues and/or EBITA, as applicable, is furthest from the determination rendered by the Independent Accounting Firm.

(e)                        Final Group Company Revenues and EBITA.

The Group Company Revenues and EBITA shall be deemed final for the purposes of this Section 1.5(e)  upon the earliest of (x) the failure of the Seller Shareholder Representative to provide Buyer with a Dispute Notice within thirty (30) days of the Buyer’s delivery of the Earn-Out Statement, (y) the resolution of all Items of Dispute pursuant to Section 1.5 by the Seller Shareholder Representative and the Buyer and (z) the resolution of all Items of Dispute, pursuant to Section 1.5, by the Independent Accounting Firm.  Upon the final determination of the Group Company Revenues and EBITA under US GAAP as further set forth in this paragraph, Buyer shall adjust, if applicable, the Earn-Out Statement accordingly and such adjusted Earn-Out Statement shall be deemed final.

(f)                         Purchase Price Adjustment.

(i)                           For the Earn-out Period, if the amount of the Group Company Revenues and EBITA as reflected on the Final Earn-Out Statement for the Earn-out Period is equal to or greater than the Group Company Revenue targets and the Group Company EBITA Target for the Earn-out Period as set forth on Schedule 1.5(a) such that a payment is due to the Selling Shareholders under Schedule 1.5(a) and the terms of this Agreement, the Purchase Price shall be adjusted upward by the amounts as set forth in and subject to the terms and conditions of  Schedule 1.5(a) and this Agreement.

(ii)                        The post-closing adjustment to the Purchase Price and payment of the applicable Earn-out Amount with respect to the  Earn-out Period, if any, payable by Buyer to the Selling Shareholders  pursuant to this Section 1.5 and Schedule 1.5(a) hereto and the terms herein shall be paid in US dollars to the Selling Shareholders in immediately available funds by wire transfer within fifteen (15) Business Days after the Earn-out Statement for such Earn-out Period becomes approved by the Buyer and by the Seller Shareholder Representative and is final and binding upon the Parties under the terms herein.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, each of the Selling Shareholders jointly and severally represent and warrant to Buyer and its Affiliates that the statements contained in this Article 2 are true and correct as of the Closing Date.

2.1                              Organization; Corporate Power and Licenses of the Company.

Each Group Company is duly incorporated and validly existing and is in good standing under the laws of the jurisdictions in which they were incorporated.  Each Group Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement and the Transaction Documents.  Copies of each Group Company’s certificate of formation and organizational documents, previously provided to Buyer, reflect all amendments made thereto at any time prior to the Closing Date and are correct and complete. The Group Companies are not and have never been member of a partnership in accordance with the Swedish Partnership and non-partnership Act (Sw: lag (1980:1102 om handelsbolag och enkla bolag). None of the Group Companies have filed (or have filed against either of them) any petition for their winding-up, are not insolvent within the meaning of applicable law, rules or regulations or similar requirements, and have not made any assignment in favor of their creditors, nor has any petition for receivership or any administration order been presented in respect of any of the Group Companies. None of the Group Companies has initiated any proceedings with respect to a compromise or arrangement with their creditors or for the dissolution, liquidation or reorganization of any of the Group Companies or the winding-up or cessation of the Business, no receiver or administrative receiver or liquidator has been appointed in respect of any of the Group Companies or any of their material assets.

2.2                              Capitalization and Related Matters.

As of the Closing, the Shares of the Company shall consist of the number of authorized shares as set out on Schedule 2.2 and the Shares shall consist of the number of issued and outstanding shares held by the Selling Shareholders as set out on Schedule 2.2 hereto.  The share register of the Company as enclosed in Schedule 2.2 accurately and correctly reflects the present ownership of the Company and is up to date and complete in all respects and which will be delivered in original to Buyer on Closing. Except for the Shares, there are no arrangements or commitments which call for the issue or transfer of any shares, warrants, options, convertible debentures or other securities of either of the Group Companies (including the Company).  As of the Closing, all of the Shares shall be validly issued, fully paid and free and clear of any Liens.  Immediately after the Closing, Buyer shall own the Shares, free and clear of any Liens, as set out on Schedule 2.2 hereto which constitutes the entire issued share capital of the Company.  Except as provided for in the articles of association of the Company and in the Shareholders’ Agreement, there are no statutory, registered or contractual equity holder preemptive rights or rights of refusal with respect to the Shares.  The Company has not, and no other Group Company, has violated any applicable securities laws in connection with the offer, sale or issuance of any of its equity securities.  Except for the Shareholders’ Agreement, there are no agreements with respect to the voting or transfer of the Shares.  All of the Shares are owned by the Selling Shareholders.  No former shareholder of any Group Company has any claim or rights against any such Group Company that remains unresolved or to which any Group Company has or may have (now or in the future) any Liability.

2.3                              Company Subsidiaries: Investments.

All of the Company Subsidiaries and investments in other Persons of any kind are listed on Schedule 2.3.  Except as set forth on Schedule 2.3, the Company owns directly each of the outstanding shares and/or securities of capital stock or other equity interest of each Company Subsidiary, free and clear of any encumbrances.  Each Company Subsidiary is a corporation or limited liability company or similar foreign entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Company Subsidiary does not own directly or indirectly any interest or investments in any Person of any kind.  Each Company Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 2.3.

2.4                              Authorization: No Breach.

Each Selling Shareholder has the power and authority to enter into this Agreement and to carry out his/her/its obligations hereunder.  The execution and delivery of this Agreement and the performance by each such Selling Shareholder of his/her or its obligations hereunder have been duly authorized, and no other proceedings on the part of each Selling Shareholder are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by each such Selling Shareholder and constitutes the valid and legally binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms.  The execution, delivery and performance of the Transaction Documents to which each Selling Shareholder are a party have been duly authorized by and each such Selling Shareholder, as the case may be.  Each Transaction Document to which any Selling Shareholder is a party constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms.  Except as set forth on the attached Schedule 2.21, the execution and delivery by each Selling Shareholder (including the Seller Shareholder Representative) of this Agreement, and all other Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Shares or any asset or property of the Company or any Group Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter, articles of association or bylaws or equivalent governing document of the Company, or any Group Company or any Legal Requirement to which the Company, any Group Company or any Selling Shareholder or any of their Affiliates or any of their assets or properties is subject, or any Contract order, judgment or decree to which the Company, any Group Company or any Selling Shareholder or any of its Affiliates or any of their assets or properties is subject.

2.5                              Financial Statements.

(a)                       Attached hereto as Schedule 2.5 are copies of (i) the Company’s unaudited consolidated balance sheet at October 31, 2013 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the 10-month period then ended and (ii) each of the Group Companies’ audited balance sheets and related statements of income and cash flows for the fiscal years ended December 31, 2010, 2011 and 2012 (the “Audited Accounts”).  The Audited Accounts have been prepared in accordance with the Accounting Principles consistently applied throughout the periods covered thereby and in accordance with the books and records of the Group Companies, and presents fairly the financial condition, results of operations, shareholders’ equity and cash flows of the Group Companies as of the dates and for the periods referred to therein and are complete and accurate in all respects .  The Latest Balance Sheet has been prepared in accordance with past practices and, in all material respects, presents a true and fair view of the financial position of the Group Companies as of the dates set forth therein.

(b)                       The accounts receivable of the Group Companies as set forth on the Latest Balance Sheet or arising since the date thereof are valid and genuine; and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business.  The allowance for bad debt on the Latest Balance Sheet has been determined in accordance with past practices and in accordance with the Accounting Principles consistently applied throughout the periods.

(c)                        Each Group Company, including the Company, has designed and maintains such internal accounting controls and procedures as are reasonably necessary to provide assurance regarding the reliability of the financial statements of each Group Company, including controls and procedures that provide reasonable assurance that (i) the financial records and financial statements are complete and accurate in all respects; (ii) transactions are executed in accordance with management’s specific authorization where such authorization is required; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the each Group Company and to maintain accountability for assets and liabilities of each Group Company; (iv) access to the assets of each Group Company is permitted only in accordance with management’s authorization; (v) the reporting of the assets and liabilities of each Group Company is compared with the existing assets and liabilities of such Group Company at regular intervals; and (vi) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.6                               Absence of Undisclosed Liabilities.

Each Group Company has no Liability and there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liability, except for (i) Liabilities reflected on the face of the Latest Balance Sheet and (ii) Liabilities of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirements, or any action, suit or proceeding and all of which will be reflected in Net Working Capital as of the Closing Date).  Except as set forth on the attached Schedule 2.6, no Group Company has any outstanding Indebtedness.

2.7                              Assets.

All of the Group Company’s assets are located at the premises with respect to each Group Company as disclosed on Schedule 2.19(b).  Except as set forth on the attached Schedule 2.7(a), each Group Company has good and marketable title to, or a valid leasehold interest in, the properties and assets, tangible or intangible, used by it, located on its premises or, if applicable, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens.  Except as described on the attached Schedule 2,7(b), the Company’s equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit in all respects for use in the ordinary course of business.  Except as described on the attached Schedule 2.7(c), the Company owns, or has a valid leasehold interest in, all properties and assets necessary or desirable for the conduct of its businesses as presently conducted.

2.8                              Tax Matters.

(a)                       Each Group Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all Legal Requirements, and all such Tax Returns are complete and accurate in all  respects.  All Taxes due and payable by each Group Company (whether or not shown on any tax return) have been paid.  Accrued but unpaid Taxes of the each Group Company (A) did not, as of the end of the most recent fiscal month, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for such Group Company set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Group Company in filing its Tax Returns. Since the date of the Latest Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(i)                           There have been and are no circumstances or transactions to which any Group Company has or has been a party such that a Liability to Tax on any documents or instruments of transfer on which such Group Company must rely on to enforce any right is or could become payable by such Group Company and all Taxes due and payable by such Group Company have been paid and all sums which the Group Company was liable to withhold have been withheld.

(b)                       Except as set forth in Schedule 2.8(b) attached hereto:

(i)                           neither any Group Company nor any Selling Shareholder or its Affiliates has consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(ii)                        each Group Company has not paid or become liable to pay any penalty, fine, or surcharge in relation to Tax;

(iii)                     no deficiency or proposed adjustment, which has not been settled or otherwise resolved, for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any Group Company;

(iv)                    there is no action, suit, taxing authority proceeding or audit now in progress; or pending or to the Selling Shareholders’ Knowledge threatened against or with respect to any Group Company;

(v)                       each Group Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date or (B) as a result of any prepaid amount received on or prior to the Closing Date.

(vi)                    each Group Company has no Liability for the payment of Taxes of any other Person, including a Liability of any Group Company for the payment of any Tax arising (A) as a result of any expressed or implied obligation to indemnify another Person, or (B) as a result of any Group Company assuming or succeeding to the Tax Liability of any other Person as a successor, transferee or otherwise;

(vii)                 there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Group Company;

(viii)              each Group Company does not expect any taxing authority to claim or assess any amount of additional Taxes against any Group Company;

(ix)                    no claim has ever been made by a taxing authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to Taxes assessed by such jurisdiction; and

(x)                       each Group Company has not made any payment, and are not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payment, that will be non-deductible under any provision of local country  income Tax law for each Group Company in its country of formation.

2.9                              Contracts and Commitments.

(a)                       Except as set forth on the attached Schedule 2.9(a), no Group Company is a party to or bound by any written or oral:

(i)                           collective bargaining agreement or other Contract with any labor union;

(ii)                        management agreement or other Contract for the employment of any officer, individual employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits in connection with the sale of all or a material portion of its assets or a change of control;

(iii)                     Contract relating to Indebtedness (including any letter of credit arrangements and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien on any of its assets or any of its equity securities;

(iv)                    Contract, including, but not limited to, purchase orders, for the purchase, sale, distribution or marketing of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves consideration in excess of 650,000 SEK per year or 1,300,000 SEK in the aggregate;

(v)                       Contract which prohibits it from freely engaging in business anywhere in the world without any limitation or adverse consequences;

(vi)                    except as set forth in Schedule 2.25, Contract under which it has advanced or loaned any other Person any amounts;

(vii)                 Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party which involves annual rental payments of greater than 325,000 SEK or group of such Contracts with the same Person which involve consideration in excess of 650,000 SEK in the aggregate;

(viii)              Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of 325,000 SEK;

(ix)                    license, indemnification or other Contract with respect to any intangible property (including any Intellectual Property), other than (A) licenses to a Group Company of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than 15,000 SEKin the aggregate for any such license or group of related licenses, and (B) customer Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of each  Group Company’s standard customer agreement, copies of which have been previously provided to the Buyer;

(x)                       any Contract with the Group Company or its Affiliates;

(xi)                    any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, incentive compensation or other plan, program or arrangement for the benefit of its current or former directors, officers or employees;

(xii)                 Contract that provides any customer with volume based pricing or revenue discounts or pricing concessions or discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Group Company, including, without limitation, Contracts containing “most favored nation” provisions;

(xiii)              Contract which contains service levels and liquidated damages or other pricing discounts if the associated service levels are not achieved;

(xiv)             Contract involving the settlement of any Action or to the Selling Shareholders’ Knowledge, threatened Action with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds 325,000 SEK or (B) conditions precedent to the settlement have not been satisfied;

(xv)                Contract appointing any agent to act on its or their behalf;

(xvi)             power of attorney;

(xvii)          Contract relating to the acquisition or sale of the business (or any material portion thereof), whether or not consummated and including any confidentiality agreements entered into with respect thereto; or

(xviii)       other Contract (or group of related Contracts) the performance of which involves consideration to be paid by a Group Company in excess of 650,000 SEK per year or 1,300,000 SEK in the aggregate or which cannot be canceled by any Group Company within thirty (30) days’ notice without premium or penalty or any other Contract material to any Group Company, whether or not entered into in the ordinary course of business.

(b)                       With respect to each Group Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.9(a) (each a “Material Contract”) hereto are valid, binding and enforceable against the relevant Group Company and enforceable by a Group Company against the other parties thereto, in accordance with their respective terms.  The Group Company that is a party to such Material Contract or subject to the terms thereunder has performed all obligations required to be performed by it under such Material Contract and such Group Company has not received any notice that it is in default under or in breach of nor in receipt of any claim of default or breach under any such Material Contract; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by any Group Company under any such Material Contract.  The Group Company that is a party to such Material Contract shall have the benefit of each Material Contract and shall be entitled to enforce each such Material Contract immediately following the Closing.

(c)                        A true, correct and complete copy of each of the written Material Contracts and an accurate description of each of the oral Material Contracts which are referred to on the attached Schedule 2.9(a), have been delivered to Buyer.

(d)                       Except as set forth on the attached Schedule 2.9(d) during the preceding five-year period, each Group Company has not used any name or names under which it invoiced account debtors, maintained records concerning their assets or otherwise conducted their business, other than the exact names under which it has executed this Agreement or the Transaction Documents.

2.10                       Intellectual Property Rights.

(a)                       The attached Schedule 2.10(a) sets forth true and complete lists of (i) all registered and unregistered marks, trade names, logos, trade dress and other proprietary indicia (collectively “Marks”), patents and copyrights owned by each Group Company (each, a “Company Entity”) or used by a Company Entity in the business of such Company Entity as currently conducted (the “Company Entity Business”) (such Marks, patents and copyrights, together with all other Intellectual Property owned by a Company Entity or used by a Company Entity in the Company Entity Business, the “Company Intellectual Property”), (ii) products and/or services currently researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by a Company Entity (the “Products”), (iii) all licenses or other agreements under which a Company Entity is granted rights by others in Company Intellectual Property, other than licenses to a Company Entity of unmodified, mass-marketed, executable desktop software applications with a total license fee of less than 15,000 SEK in the aggregate for any such license or group of related licenses, and (iv) all licenses or other agreements under which a Company Entity has granted rights to others in Company Intellectual Property, other than customer Contracts entered into in the ordinary course of business and containing terms and conditions substantially similar to the terms and conditions of such Company Entity’s standard customer agreement, copies of which have been provided to Buyer.

(b)                       Each Company Entity exclusively owns and possesses all right, title and interest in and to all Company Intellectual Property purported to be owned by such Company Entity and has valid and enforceable licenses to use all other Intellectual Property necessary or desirable for the conduct of its Company Entity Business, in each case without any conflict with or infringement of the rights of any Person and free and clear of all Liens, except as disclosed on the attached Schedule 2.10(b).  The Company Entities are and always have been in full compliance with all licenses set forth or required to be set forth on Schedule 2.10(a) including, without limitation, all licenses for Open Source Software.

(c)                        All patents, Marks and copyrights owned by any Company Entity that have been issued by, or registered or the subject of an application filed with, as applicable, the Swedish Patent and Registration Office, the Swedish Companies Registration Office or any similar office or agency anywhere in the world and which are currently used in the Business, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable.

(d)                       Except as disclosed on Schedule 2.10 (d), there are, no pending or to the Selling Shareholders’ Knowledge, threatened claims against any Company Entity alleging that the operation of the Company Entity Business or any activity of such Company Entity has infringed, misappropriated or otherwise conflicted with, or that such Company Entity, by conducting its Company Entity Business, would infringe, misappropriate or otherwise conflict with, any rights of any other Person in Intellectual Property, or that any Company Intellectual Property is invalid or unenforceable.  Neither the operation of the Company

Entity Business, nor any activity by any Group Company, infringes, misappropriate or violates (or in the past infringed, misappropriated or violated) any rights of any other Person in Intellectual Property.

(e)                        Except as set forth on Schedule 2.10(e), to the Selling Shareholders’ Knowledge, no third party is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any of the Company Intellectual Property.

(f)                         Except as set forth on Schedule 2.10(f), no compensation or other consideration is owed to or claimed to be owed to any third party by any Company Entity as a result of such Company Entity’s ownership, license (as licensor or licensee) or use (directly or indirectly via another party) of the Company Intellectual Property.

(g)                        No loss of Intellectual Property by any Company Entity (other than by expiration in the ordinary course) is reasonably foreseeable or pending or to the Selling Shareholders’ Knowledge, threatened, and the Company Entities are not aware of any Intellectual Property owned or used by any third party which reasonably could be expected to supersede or make obsolete any product or process of the Company Entities, or to limit the Company Entity Business.  All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s) used or relied upon by the Company Entities and in the conduct of its business are in good operating condition, repair, subject only to the provision of usual and customary maintenance, and sufficient for the conduct of the Company Entity Business.

(h)                       All Company Intellectual Property owned by each of the Company Entities has been (i) developed by employees of such Company Entity, (ii) developed by independent contractors to such Company Entity,(iii) acquired from a third party under a Contract listed on Schedule 2.10(a)  and/or (iv) created as works made for hire.  Every current and former officer, director, consultant, independent contractor and employee of the Company Entities has executed a Contract that assigns to such Company Entity all of their interests in any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Entity Business or any of the products or services being researched, developed, manufactured or sold by such Company Entity or that may be used with any such products or services, and all rights in Intellectual Property relating thereto.  No such Person is in breach of his or her obligations under such Contracts.

(i)                           The Company Entities have not (except in the ordinary course of business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than Buyer any trade secrets owned by any Company Entity or used or held for use by any Company Entity in the Business (the “Company Trade Secrets”).  The Company Entities have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Trade Secrets, including, without limitation, requiring each employee and consultant of the Company Entities and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Buyer and there has not been any breach by any party to such confidentiality agreements.

(j)                          None of the Products contain, incorporate, link or call to or otherwise use Open Source Software, and the incorporation, linking, calling or other use in or by any such Product of any such Open Source Software does not obligate any Company Entity to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software.

2.11                       Litigation, Etc.

There are no Actions pending or to the Selling Shareholders’ Knowledge,  threatened against or affecting any Group Company (or pending or, to the Selling Shareholders’ Knowledge,  threatened against or affecting any of the officers, directors or employees of any Group Company with respect to the Group Company’s business or proposed business activities), or, pending or, to the Selling Shareholders’ Knowledge, threatened by the Group Company against any third party, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by the Transaction Documents).  Each Group Company is not subject to any arbitration or other legal proceedings under collective bargaining Contracts or any governmental investigations or inquiries; and to the Selling Shareholders’ Knowledge, there is no valid basis for any of the foregoing.  Each Group Company is not subject to any judgment, order or decree of any court or other Governmental Entity, or has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to their business.

2.12                       Brokers.

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which any Group Company is a party or otherwise binding upon any Group Company.  Except as set forth in Schedule 2.12, each Group Company has not made, and each Group Company is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  The Group Companies shall pay, and hold Buyer harmless against, any Liability (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim or payment.  No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.

2.13                       Insurance.

The attached Schedule 2.13 lists each insurance policy maintained for or on behalf of each Group Company with respect to its properties, assets and business.  All of such insurance policies are in full force and effect, and no default exists with respect to the obligations of each Group Company under any such insurance policies and each Group Company has not received any notification of cancellation of any of such insurance policies.  All premiums with respect to such insurance policies have been paid through the date hereof.  There are no pending claims against such insurance with respect to any Group Company as to which the insurers have denied coverage or otherwise reserved rights.

2.14                      Employees.

With respect to each Group Company: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no executive or key employee, to the Selling Shareholders’ Knowledge, has any present intention to terminate their employment; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) no union organizing efforts are underway or, to the Selling

Shareholders’ Knowledge,  threatened; (v) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway, or, to the Selling Shareholders’ Knowledge, threatened; (vi)  there is no employment-related charge, complaint, grievance, investigation, inquiry or Liability of any kind, pending or to the Selling Shareholders’ Knowledge,  threatened in any forum, relating to an alleged violation or breach by any Group Company of any Legal Requirements relating to the employment of labor; and, (vii)  no employee or agent of any Group Company has committed any act or omission giving rise to any Liability for any violation identified in subsection (vi) above.  Except as set forth on Schedule 2.14, neither any Group Company nor, any of the Group Company’s employees are subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar Contracts relating to, affecting or in conflict with the present or proposed business activities of the Group Companies.  Schedule 2.14 contains a correct and complete list of all employees and independent contractors of each Group Company as of the date hereof, including a list of all officers and directors of each Group Company, and whether or not they have executed and delivered to either of them any (i) Contract providing for the nondisclosure by such Person of any confidential information of any Group Company, (ii) Contract providing for the assignment or license by such Person to any Group Company of any Intellectual Property, (iii) any Contract preventing such Person from competing with any Group Company during and/or following termination of employment, (iv) any Contract preventing such Person from soliciting and hiring employees of any  Group Company during and/or following termination of employment and (v) any Contract preventing such Person from soliciting and servicing any customers of any Group Company.  The classification of each employee as full time or part time or an independent contractor, the base salary or wage rates and any incentive or other form of compensation (including bonuses thereto) for the employees and independent contractors of each Group Company is set forth on Schedule 2.14.  All amounts of bonuses accrued by employees and independent contractors of each Group Company up to and including the Closing Date have been properly accrued for.  No current employee or independent contractor of any Group Company has advised any Group Company that he or she has excluded works or inventions made prior to his or her employment with the Group Company from any inventions agreement between the Group Company and such Person.  All individuals employed by each Group Company devote all of their business time and attention to the businesses of such Group Company.  Each Group Company is in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment,  classification of employees, wages and hours, occupational safety and health, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination and employment safety, or any claim that any of the Group Companies is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, or any other law respecting employment, including, but not limited to, authorization to work in Sweden or any other country where the employee or contractor is performing services for a Group Company, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices, and including without limitation, the Employment Protection Act (1982:80), the Co-determination in the Workplace Act (1976:580), the Working Hours Act (1982:673), the Annual Leave Act (1977:480), the Work Environment Act (1977:1160), the Discrimination Act (2008:567), the Social Insurance Code (2010:110), the Parental Leave Act (1995:584), the Prohibition of Discrimination of Employees Working Part-time and Employees with Fixed Term Employment Act (2002:293) and the Employer’s Right to Set-off Act (1970:215). In the last three years,  (i) for any Group Company, there has not occurred a “mass layoff” (meaning a termination of more than 10% or more of the Group Company’s employees) affecting any site of employment or facility of any Group Company, (ii) the Group Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of, and notification requirements under, any state, local or foreign law or regulation and (iii) during the one hundred eighty (180) day period immediately preceding the date of this Agreement, no Group Company has terminated involuntarily the employment of more than five (5) individuals from employment in positions, excluding individuals who were “part-time employees” of the Group Company.  The Company shall be responsible for any failure to provide any notice required by local laws.

2.15                       Employee Benefit Plans.

(a)                       Except as disclosed and set forth on the attached Schedule 2.15(a), each Group Company  does not maintain, sponsor, contribute to, provide benefits under or have any actual or potential Liability with respect to any Employee Benefit Plan.

(b)                       (i) The Employee Benefit Plans have been and shall be through the Closing Date maintained in compliance in all respects with their terms and with the requirements of all applicable laws and regulations and the terms of the applicable plan, and no Group Company has received notification to the contrary from any  governmental or regulatory agency regarding any compliance issues.  (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending, or  to the Selling Shareholders’ Knowledge,  threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, and there is no reasonable basis for any such litigation or proceeding.

(c)                        The Company has never: (i) maintained, contributed to or had any actual or potential Liability with respect to any active or terminated, funded or unfunded, Employee Benefit Plan; (ii) failed to satisfy any minimum funding requirement, if any, under applicable law for any Employee Benefit Plan; (iii) failed to make a required contribution or payment to an Employee Benefit Plan as required by the plan or applicable law or regulation.

(d)                       With respect to each Employee Benefit Plan, all required or recommended (in accordance with historical practices, including any discretionary matching or profit sharing contributions) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet.

(e)                        Attached hereto as Schedule 2.15(e) are true, complete and correct copies, to the extent applicable of (i) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (ii) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions), (iii) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future benefit obligations under each Employee Benefit Plan that provides post-retirement or post-employment, health, life insurance, accident or other “welfare-type” benefits, and (iv) all non-routine correspondence to and from any public authority.

(f)                         Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of a Group Company or any of its Affiliates; (ii) limit the right of any Group Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or independent contractor of the Company or an Affiliate.

(g)                        (i) Each Employee Benefit Plan may be amended, terminated, or otherwise modified by a Group Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of any Group Company or the Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan.  (ii) Neither any Group Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.  (iii) Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

2.16                       Compliance with Laws.

Each Group Company has complied in all respects with, and are currently in compliance in all respects with, all applicable laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements of all Governmental Entities relating to the operation and conduct of its businesses or any of its properties or facilities, including all laws, ordinances, codes, rules, requirements, regulations and other Legal Requirements concerning trade practices, advertising, antitrust or competition or relating to employment of labor and each Group Company has not received written notice (whether material or not) of any violation, and/or non-written notice of a violation, of any of the foregoing.

2.17                       Affiliated Transactions.

Except as set forth on the attached Schedule 2.17, no officer, director, employee, shareholder or Affiliate of any Group Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (an “Insider”), is a party to any Contract with such Group Company or has any interest in any property, asset or right used by such Group Company or necessary or desirable for its business or has received any funds from such Group Company since the date of the Latest Balance Sheet.

2.18                       Customers and Suppliers.

(a)                       The attached Schedule 2.18(a) lists each customer of each Group Company (including distributors) accounting for more than 2% of the gross revenues of such Group Company for each of the two most recent fiscal years (and the revenues generated from such customer).

(b)                       The attached Schedule 2.18(b) lists each vendor, supplier, service provider and other similar business relation of a Group Company from whom such Group Company purchased greater than 650,000 SEK in goods and/or services over the course of the 12 months ending December 31, 2012 or the 10-months ended October 31, 2013 the amounts owing to each such Person, and whether such amounts are past due.  No Group Company has received any indication from any such Person to the effect that, and no Group Company has any reason to believe that, such customer or supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to such Group Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

2.19                       Real Property.

(a)                       No Group Company owns any real property.

(b)                       Schedule 2.19(b) attached hereto contains a complete list of all real property leased or subleased by each Group Company (the “Leased Real Property”).  Such Group Company has a valid leasehold interest in such Leased Real Property.  Each Group Company has previously delivered to Buyer complete and accurate copies of each of the leases for the Leased Real Property (the “Leases”).  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither any Group Company, nor any other party to the Lease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) no Group Company have assigned, transferred, conveyed, mortgaged or encumbered any interest in the Lease.

(c)                        With respect to the Leased Real Property:  (i) the current use of such property and the operation of the Group Company’s business does not violate any instrument of record or Contract affecting such property or any applicable Legal Requirements (without any fines or monetary Liabilities attached); (ii) all buildings, structures and other improvements located on such property, including all components thereof, are structurally sound, in good operating condition and repair, subject only to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving such property are sufficient to enable the continued operation of such property as it is now operated in connection with the conduct of the Group Company; (iii) except for the Leases, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of such property except in favor of the Group Company; and (iv) there are no parties in possession of such property.

2.20                       Environmental and Safety Matters.

Each Group Company has complied in all respects and is in compliance with all Environmental and Safety Requirements (including all permits and licenses required thereunder) without any fines or monetary Liabilities attached.  No Group Company has received any oral or written notice of any violation of, or any Liability under, any Environmental and Safety Requirements.  No facts or circumstances with respect to the operations up to the Closing Date or facilities of any Group Company or any predecessor or Affiliate (including any onsite or offsite disposal or release of, or contamination by, hazardous materials, substances or wastes) owned or operated by such Group Company or any predecessor or Affiliate on or prior to the Closing Date or disposed of prior to such time will hinder or prevent continued compliance with, or give rise to any

Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

2.21                       Legal Compliance.

The items described in Schedule 2.21 constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Entity or any other Person (collectively, the “Consents”) which are required for the consummation of the transactions contemplated by the Transaction Documents or the ownership of the assets or the conduct of the business of each Group Company.  All such Consents have been obtained by each Group Company, as applicable, as of the Closing and shall remain in full force and effect after the Closing.

2.22                       Absence of Certain Developments.

(i)                           Except as set forth in Schedule 2.22 attached hereto, since December 31, 2012, no Group Company has:

(a) redeemed or repurchased, directly or indirectly, any shares of capital stock (or other equity securities);

(b)                       issued, sold or transferred any notes, bonds or other debt securities or any shares, equity securities, securities convertible, exchangeable or exercisable into shares, equity securities, or warrants, options or other rights to acquire shares and/or equity securities, of any Group Company;

(c)                        borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business;

(d)                       mortgaged, pledged or subjected to any Lien any portion of its properties or assets (including shares in any of the Company Subsidiaries);

(e)                        sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to a Group Company or any employees or Affiliates of a Group Company) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of 325,000 SEK in the aggregate and other than licenses granted to customers in the ordinary course of business pursuant to Contracts containing terms and conditions substantially similar to the terms and conditions of each Group Company’s standard customer agreement, copies of which have been previously provided to the Buyer;

(f)                         disclosed any proprietary confidential information to any Person that is not subject to any confidentiality agreement;

(g)                        suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;

(h)                       suffered any theft, damage, destruction or casualty loss in excess of 650,000 SEK  to its assets, whether or not covered by insurance;

(i)                           entered into, amended, accelerated or terminated any Contract, taken any other action or entered into any other transaction involving more than 325,000 SEK or otherwise outside the ordinary course of business, or entered into any transaction with any Insider;

(j)                          (i) made or granted any bonus or increase in the compensation or benefits of any employee or officer of any Group Company (other than in the ordinary course of business, and not in contemplation of this transaction or other similar transactions) or (ii) entered into, amended, modified or terminated any Employee Benefit Plan;

(k)                       conducted its billing and collection of receivables and inventory purchases other than in the ordinary course of business;

(l)                           made any capital expenditures or commitments therefore (other than in the ordinary course of business and in amounts sufficient to support ongoing business operations);

(m)                   delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

(n)                       made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of 325,000 SEK in the aggregate;

(o)                       instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of a Group Company of more than 325,000 SEK in the aggregate;

(p)                       granted any performance guarantees to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer;

(q)                       instituted or permitted any change in the conduct of its business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(r)                          except as set forth in the Audited Accounts, declared, set aside or paid any dividend or made any similar distribution, redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock (or other equity securities), or made any loan or entered into any transaction with or distributed any assets or property to any of its officers, directors, shareholders, Affiliates or other Insiders, except for compensation paid to Insiders in the ordinary course of business;

(s)                         acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets, shares or stock; or

(t)                          committed to do any of the foregoing.

(ii)                        Except as set forth in Schedule 2.22 attached hereto, since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, financial condition, operating results, assets, Liabilities customers or operations or business prospects of any Group Company, including the Company.

2.23                       Bank Accounts.

Schedule 2.23 lists each of the Group Company’s bank accounts.

2.24                       Privacy of Individually Identifiable Personal Information.

Each Group Company’s collection and use of individually identifiable personal information complies in all respects with such Group Company’s privacy policies, any Contract relating to privacy and all applicable privacy laws.

2.25                       Payments, loans and securities.

Except as set forth in Schedule 2.25, none of the Group Companies has made any payment to their shareholders or any other Person or granted or received loans or furnished securities in breach of the Swedish Companies Act (Sw: aktiebolagslagen) or the equivalent legislation in any relevant jurisdiction.

2.26                       Statements True and Correct.

No representation, warranty or disclosure made by the Selling Shareholders in any Transaction Document contains any untrue statement of any material fact or omits to state any material fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Selling Shareholders to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants that the statements contained in this Article 3 are true and correct as of the Closing Date.

3.1                              Organization of Buyer.

Buyer is a private limited liability company duly organized and validly existing under the laws of the Netherlands.  Buyer possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement and the Transaction Documents.

3.2                              Authorization of Transaction.

Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by Buyer.  Each of the Transaction Documents to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

3.3                              Non-contravention.

The execution and delivery by Buyer of this Agreement, and all other Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the securities or any asset or property of Buyer pursuant to this Agreement, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of Buyer, or any Legal Requirement to which Buyer or any of its Affiliates or any of their assets or properties is subject, or any Contract, order, judgment or decree to which Buyer or any of its Affiliates or any of their assets or properties is subject.

3.4                              Brokers.

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the Transaction Documents based on any Contract to which Buyer is a party or otherwise binding upon Buyer, except as set forth on Schedule 3.4.  Except as set forth in Schedule 3.4, Buyer has not made, and Buyer is not obligated to make, any payment to any Person in connection with the transactions contemplated by the Transaction Documents.  No rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by the Transaction Documents.  Buyer shall pay, and hold the Company harmless against, any Liability (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

3.5                              Statements True and Correct.

No representation, warranty or disclosure made by Buyer in any Transaction Document contains any untrue statement of any material fact or omits to state any material fact necessary in order to make statements contained herein or therein not misleading in light of circumstances under which they were made.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1                              Expenses.

Except as otherwise provided herein, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

4.2                              Tax Matters.

(a)                       All transfer, documentary, sales, use, stamp, registration, notaries fees and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains tax, transfer tax and any similar tax imposed in any state or subdivisions), shall be paid by the Company.  Each Group Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, each Group Company and Buyer will, and will cause their respective

Affiliates to, join in the execution of any such Tax Returns and other documentation; provided that any expenses of any Group Company pursuant to this Section 4.2(a) shall be paid by the Company.

(b)                       After the Closing, the Buyer shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for each Group Company for all periods ending on or prior to the day prior to the Closing Date which are required to be filed after the day prior to the Closing Date.  The Buyer shall prepare such income Tax Returns in a manner consistent with past income Tax Returns except as required by applicable law.

(c)                        Buyer shall file or cause to be filed all Tax returns that are required to be filed, and pay or cause to be paid, all Taxes that are required to be paid by or with respect to the income, assets or operations of the Company for any Tax period beginning and ending after the Closing Date (the “Post-Closing Tax Period”).

(d)                       Each Group Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.2 and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                        The Buyer shall receive all the tax benefits resulting from or attributable to (i) payments in respect of Indebtedness at Closing or as contemplated by this Agreement, (ii) payments in respect of bonuses at Closing or as contemplated by this Agreements, and (iii) any other portion of the Purchase Price that is in the nature of compensation under applicable income tax law.

4.3                              Confidentiality; Non-Compete: Non-Solicitation.

In further consideration for the payment of the Purchase Price hereunder and in order to protect the value of the Shares purchased by Buyer (including, without limitation, the goodwill inherent in each of the Group Companies as of the Closing Date), upon the Closing of the transactions contemplated by this Agreement, the Selling Shareholders hereby agree as follows:

(a)                       As an owner of the Shares, and/or an employee of the Company or a Company Subsidiary, each Selling Shareholder has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Group Companies.  Each Selling Shareholder agrees that unless such Selling Shareholder first secures the written consent of an authorized representative of the Buyer, such Selling Shareholder shall not use for his or anyone else, and shall not disclose to others, any Confidential Information, except as may be necessary for him to carry out his duties or except to the extent such use or disclosure is required by law or order of any governmental authority (in which event such Selling Shareholder shall, to the extent practicable, inform the Company and the Buyer in advance of any such required disclosure, shall cooperate with the Company and Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  Each Selling Shareholder shall use reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)                       Each Selling Shareholder further agrees that, at any time requested, such Selling Shareholder shall promptly deliver to the Company and Buyer all Confidential Information and other Intellectual Property of the Group Companies in such Selling Shareholder’s possession and control and all copies thereof, in whatever form or medium, including, without limitation, written records, optical and magnetic media, and all other materials containing or embodying any such Intellectual Property.  If the Company or Buyer requests, the Selling Shareholder shall promptly provide written confirmation that such Selling Shareholder has returned all such materials.

(c)                        Each Selling Shareholder agrees that each Group Company have received from third parties their confidential or proprietary information subject to a duty on each Group Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Each Selling Shareholder agrees that he/she it owes each Group Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out such Selling Shareholder future work for any Group Company consistent with the Group Company’s agreement with such third party) or to use it for the benefit of anyone other than for any Group Company or such third party (consistent with the Group Company’s agreement with such third party) without the express authorization of the Company or the Company Subsidiaries.

(d)                       Each of the Major Stockholders, Key Employee Stockholders, Senior Key Employee Stockholders, and  Management Key Employee Stockholders , such parties as listed on Schedule 4.3(d) (including any Affiliates thereof, even if not listed) (collectively, the “Key Stockholders”), acknowledges that he/she or it shall become familiar with Confidential Information concerning the Group Companies and that his/her or its services or relationship with the Group Companies have been and shall be of special, unique and extraordinary value to the Group Companies.  For each Key Stockholder,   for the  applicable period  from the Closing Date as listed on Schedule 4.3(d) for such Key Stockholder (the “Non-Compete Period”), such  Key Stockholder shall not, and shall not authorize any of its  respective Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise), to (i) engage in any business or accept employment with any Company Competitor (as defined below); or (ii) provide any Competitive Services or Competitive Products (each as defined below) whether directly or indirectly and whether on his own or on behalf of any Company Competitor (as defined below) to any third party; provided that the foregoing restriction shall not apply to ownership of less than 3% of the outstanding stock of any publicly-traded corporation.  “Company Competitor” shall mean any company whose principal business, or any business unit, division or subsidiary of a company whose principal business, is a business which competes with the Business as it is conducted by a Group Company on the Closing Date.  Each Key Stockholder agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(e)                        Customer Non-Solicitation.

As a separate and independent covenant,  each Key Stockholder agrees that, during the three year period from the Closing Date (the “ Restricted Period”), without the prior written consent of Buyer, it shall not, and shall not authorize any of its Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise), to (i) divert, take away or solicit (or attempt to do any of the foregoing) any of the customers of a Group Company (the “Combined Customers”), or any proposed or prospective customers of a Group Company, (ii) call on, solicit, or service any Combined Customer, any supplier, licensee, licensor or other business relation or Prospective Customer of a Group Company or (iii) induce or attempt to induce any Combined Customer, supplier, licensee, licensor or other business relation of a Group Company to cease doing business with a Group Company, in each case with respect to products and/or services that have been provided by a Group Company, are currently being provided by a Group Company or which a Group Company is currently in the process of developing or which services or products are provided or in the process of being developed or offered at any time prior to the Closing Date, such services being referred to hereunder as “Competitive Services” and such products being referred to as “Competitive Products.”  A customer shall be deemed a proposed or prospective customer of a Group Company if (a) a Group Company is actively soliciting the business of such prospective or proposed customer, (b) a Group Company was engaged in active negotiations at the time of the Closing, or (c) the customer is otherwise being actively solicited by a Group Company (the “Prospective Customer”), in each case, including at any time prior to the Closing Date.

Notwithstanding anything to the contrary in the above Section 4.3(d) and this Section 4.3(e), the Parties agree that TradeChannel AB, being a subsidiary of TradeChannel Holding AB, although subject to this Section 4.3, including Sections 4.3(d) and 4.3(e), shall be permitted to continue to engage in the Permitted Activities (as defined below). Such Permitted Activities shall not be deemed a violation of this Section 4.3(d) or Section 4.3(e) hereunder.

Permitted Activities shall mean: (i) the design, development, implementation and licensing of an  internally developed software solution, including, without limitation, all updates, upgrades, extensions, modifications, derivative works, new functionality, enhancements, new releases thereto (the “Software Product”) for managing financial processes between Front-, Middle- and Back office applications as well as connectivity between client applications and external parties and/or applications and (ii) consulting services to integrate the Software Product or consulting services directly involving the support or maintenance of the Software Product.

(f)                         Employee Non-Solicitation.

During the Restricted  Period, as a separate and independent covenant, each Key Stockholder agrees that, without the prior written consent of Buyer, such Key Stockholder shall not, and shall not authorize any of its Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise) hire, recruit, solicit or induce, or attempt to hire, recruit, solicit or induce, any employee or consultant of a Group Company to terminate or otherwise cease his or her employment or consulting relationship with a Group Company, or assist directly or indirectly in the recruitment or solicitation of any employee or consultant of a Group Company or otherwise hire or attempt to hire any such employee or consultant of a Group Company for any purpose, other than on behalf of, and to the benefit of, a Group Company.  For this purpose, an employee or consultant of a Group Company shall include any former employee or consultant of a Group Company for a period of six (6) months after termination or cessation of their employment with a Group Company. Each Key Stockholder acknowledges that, in the course of her/his employment with, or as a result of his/her or its unique relationship with the Group Companies, such Key Stockholder has and will become familiar with the Confidential Information of the Group Companies.  Such Selling Shareholder further acknowledges that the scope of the business of the Group Companies is independent of location (such that is not practical to limit the restrictions contained in this Section 4.3 to a specified country, city, or part thereof) and, that such Key Stockholder has had direct or indirect responsibility, oversight or duties with respect to all of the businesses of the Group Companies and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in this Section 4.3 are reasonable in all respects and necessary to protect the goodwill and Confidential Information of the Group Companies and that, without such protection, the Group Companies’ customer and client relationships and competitive advantages would be materially adversely affected.  It is specifically recognized by each Key Stockholder that such Key Stockholder’s  services to the Group Companies are special, unique, and of extraordinary value, that the Company, each Group Company, the Buyer and the other Key Stockholders of the Group Companies have a protectable interest in prohibiting the Key Stockholders as provided in this Section 4.3, that each such Key Stockholder was significantly responsible for the creation and preservation of the Group Companies’ goodwill, and that money damages are insufficient to protect such interest, and that such prohibitions would be necessary and appropriate without regard to payments being made to such Key Stockholders hereunder. Each Key Stockholder further acknowledges that the restrictions contained in this Section 4.3are reasonable in scope and duration.

(g)                        If, at the time of enforcement of this Agreement, a court or arbitrator’s award holds that the restrictions stated in this Section 4.3 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of any provisions of this Section 4.3 that is continuing, the Company, any Group Company, Buyer and its successors and assigns and any third party beneficiary to this Agreement may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach of violation by a Key Stockholder of this Section 4.3, the applicable Non-Compete Period or Restricted Period for such Key Stockholder shall be tolled until such breach or violation has been duly cured.

(h)                       Each Key Stockholder acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) such Key Stockholder has consulted with independent legal counsel regarding his or her or its rights and obligations under this Section 4.3, (iii) such Key Stockholder fully understands the terms and conditions contained herein, and (iv) that the agreements in this Section 4.3 are reasonable and necessary for the protection of the Company, each Group Company, the Buyer,  and the other Key Stockholders of the Group Companies and are an essential inducement to Buyer to enter into this Agreement.

(i)                           Each Key Stockholder further represents and warrants that: (i) the execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such Key Stockholder is a party or by which he is bound; (ii) this Agreement is a valid and binding obligation on such Key Stockholder and is enforceable in accordance with its terms; and (iii) such Key Stockholder (excluding, however, TradeChannel AB, being a subsidiary of TradeChannel Holding AB, for purposes of application of this Section 4.3(i)(iii)) is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any Person or entity other than the Company or any Group Company.

(j)                          The Company, each Group Company, and each Key Stockholder acknowledges and agrees that it has independently consulted with its counsel and after such consultation agrees that (i) the covenants set forth in this Section 4.3 (including with respect to subject matter, time period and geographical area) are reasonable and proper and are necessary to protect Buyer’s interest in, and value of, the Company and each Group Company and underlying assets therein (including the goodwill inherent therein), (ii) the Company, each Group Company and each Key Stock Stockholder are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 4.3.

4.4                              Litigation Support.

In the event that, and for so long as, any Party is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by any of the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, or any Group Company, each of the other Parties will reasonably cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

4.5                              Transition Services.

Each of the Selling Shareholders will not in any manner take any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, employees (other than as contemplated hereby), service providers, lessors, licensors and other business associates from maintaining the same business relationships with the Company, any Group Company after the date of this Agreement.

4.6                              Key Employee Bonus Pool.

The board of directors of Virtusa Corporation, the parent company of Buyer (“Parent Company”), has authorized and approved the grant of an aggregate amount of up to two million US dollars ($2,000,000) (but in no event shall such incentive pool grant exceed sixty-five  thousand (65,000) shares of common stock of the Parent Company, based on the closing price of the Parent Company common stock at the effective date of grant under the Parent Company’s equity award policy) (the “Incentive Pool”) in the form of units to purchase restricted shares of common stock of the Parent Company for certain key employees (“Key Employees”) of the Company and any Group Company pursuant to Parent Company’s 2007 Stock Option and Incentive Plan.  On or before the Closing, Buyer shall deliver to the Company a schedule, mutually agreed upon by

Buyer and the Seller Shareholder Representative, setting forth the Key Employees for which the Board of Directors of the Parent Company has approved awards from the Incentive Pool and the form, amounts and vesting schedules of such awards (including a copy of the form deferred restricted stock award agreement or other similar Contract  to be executed by the Parent Company and each Key Employee of Company or Group Company that has received an award from the Incentive Pool); provided that the vesting period for each deferred restricted stock award shall be 20% of the shares to any Key Employee vesting on March 1, 2015, and 20% each anniversary thereafter until full vesting on March 1, 2019.

4.7                              Discharge of Director Liability.

At the next annual shareholders’ meeting of the Group Companies, the Buyer undertakes to procure that those board members of the Group Companies who have resigned on or before the Closing Date are granted discharge from liability for their administration until the Closing Date (or the earlier date of their resignation) only provided that the respective auditors of the Group Companies do not recommend against such discharge in the auditor’s reports for the relevant period.

4.8                              Notice of Claim.

Each of Buyer Party and Seller Shareholder Representative shall use reasonable efforts to notify the non-breaching party within 90 days from the date when the Seller Shareholder Representative, and in the case of the Buyer Party, the chief financial officer or General Counsel, had actual knowledge of a breach of this Agreement and actual damages suffered, by the non-breaching party, under this Agreement.

4.9                              The Company will use its best efforts, within 10 business days following the Closing, to obtain the consent of the parties listed on Schedule 4.9 hereto with respect to the Contract with the Company, to the change in ownership of the Company so that such Contract shall not be terminated on its terms due to any change of control provision in such Contract.

4.10                       The Company will use its best efforts, within 10 business days following the Closing, to obtain the execution of the employment agreements set forth on Schedule 5.1(c) (2) hereto executed by the key employees and Selling Shareholders of management of each Group Company as selected by Buyer and listed on Schedule 4.10; provided that to the extent that any such key employee fails to sign and return the employee agreement by the expiration of such 10 business day period, such employee will lose and forfeit forever any right to a grant of the deferred restricted stock awards allocated to such employee and conditionally approved by the Board of Directors of the Parent Company  for such employee, and such conditional approval of such grant shall be terminated and revoked in all respects.

ARTICLE 5
DELIVERABLES

5.1                              Selling Shareholder Deliverables.

At the Closing, the Selling Shareholders and the Seller Shareholder Representative, as the case may be, shall deliver the following documents to the Buyer:

(a)                       Evidence that all filings, notices, licenses, permits and other Consents of, to or with, any Governmental Entity or any other Person that are required by each Group Company and the Selling Shareholders (i) for the consummation of the transactions contemplated by the Transaction Documents; (ii) in order to prevent a breach of or default under or a right of termination or modification of any Contract to which any Group Company or a Selling Shareholder is a party or to which any portion of property of any Group Company is subject; or (iii) for the conduct of the business of the Group Companies as heretofore conducted following the Closing.

(b)                       All payoff letters and releases relating to any Indebtedness as set forth on Schedule 5.1(b) and releases from third parties of any and all Liens relating to the assets and property of any of the Group Companies, as set forth on Schedule 5.1(b).

(c)                        The employment agreement set forth on Schedule 5.1(c) (1) hereto executed by  Joakim Wiener and Company and the template agreements set forth on Schedule 5.1 (c) (2);

(d)                       Seller Shareholder Representative shall have delivered the Initial Closing Adjustment Statement to Buyer in a form acceptable to Buyer;

(e)                        Certified copies of each Group Company’s certificate of incorporation as filed with the jurisdiction of formation; certified copies of the resolutions duly adopted by each of the Selling Shareholders, if and when applicable, authorizing such Selling Shareholders’ execution, delivery and performance of this Agreement and the Transaction Documents, the Group Company’s share registers and such other documents or instruments as Buyer may reasonably request or may be required to effect the transactions contemplated hereby, the Company’s share register to be updated with the Buyer entered as the new owner of the Shares of the Company;

(f)                         the Selling Shareholders shall deliver the share certificates representing such portion of the Shares with regard to which share certificates have been issued, together with any and all dividend coupons, duly endorsed to the Buyer or in blank;

(g)                        the Selling Shareholders shall, and ensure that each Group Company shall cause all board members of the Group Companies appointed by the Selling Shareholders to resign from their respective offices by procuring that each such director acknowledge in writing that he or she has resigned as a director of the relevant Group Company, and that he or she has no claims against the Buyer or any of the Group Companies for compensation or otherwise; and

(h)                       the Selling Shareholders shall, if requested by the Buyer, cause the Group Companies to issue powers of attorney, enabling the persons appointed by the Buyer to sign for and on behalf of the Group Companies until new signatories have been duly registered.

(i)                           Final bills and full releases (which releases may be conditioned upon payment of such final bills) with respect to all of the Company Transaction Expenses together with a certificate executed by an authorized officer of each Group Company certifying that there are no other expenses.

5.2                              Buyer Deliverables.

At the Closing, the Buyer shall deliver the following documents to the Seller Shareholder Representative and payments to the Selling Shareholders:

(a)                       Evidence that the Board of Directors of Buyer has adopted and approved this Agreement, any other Transaction Documents and the consummation of the Transaction to the extent and as required by applicable law and the Buyer’s organizational documents.

(b)                       Evidence that all filings, notices, licenses, permits and other Consents of, to or with, any Governmental Entity or any other Person that are required by Buyer (i) for the consummation of the transactions contemplated by the Transaction Documents; (ii) in order to prevent a breach of or default under or a right of termination or modification of any Contract to which the Company is a party or to which any portion of the property of Buyer is subject; or (iii) for the conduct of the business of Buyer as heretofore conducted following the Closing.

5.3                               Shareholder Meetings.

Immediately after Closing, the Buyer shall cause shareholders’ meetings to be held in the Group Companies, allowing the Buyer to appoint new board members. The Buyers shall prepare the minutes of such meetings as well as any ancillary documentation and shall ensure that such new board members are registered at the Swedish Companies Registration Office (Swe: Bolagsverket) without undue delay.

5.4                               Escrow Agreement.

At the Closing, the Seller Shareholder Representative, the Buyer and the Escrow Agent shall execute the Escrow Agreement, essentially in the form set out in Schedule 5.4.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS

6.1                              Survival of Representations and Warranties.

All of the representations and warranties set forth in this Agreement, in any other Transaction Document or in any writing delivered by Buyer or Selling Shareholders in connection herewith or therewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, or the acceptance of any certificate or opinion by or on behalf of, any Party and irrespective of the acceptance of any of the disclosure schedules attached hereto or any certificate or opinion).

6.2                              Indemnification of Buyer.

(a)                       Subject to the limitations set forth in Sections 6.2(b) and 6.2(d), each Selling Shareholder shall indemnify Buyer and Parent Company and their successors and assigns (each a “Buyer Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all Losses, which any Buyer Party may suffer, sustain or become subject to as a result of:

(i)                           any breach of any representation or warranty made by any Selling Shareholder and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by any Selling Shareholder or Seller Shareholder Representative in connection with the Closing;

(ii)                        any breach of any covenant made by or in respect of a Group Company, a Selling Shareholder or the Seller Shareholder Representative under this Agreement or any other Transaction Document;

(iii)                     any Liability of in respect of any  Group Company of a Selling Shareholder for (i) all Taxes of any Selling Shareholder of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor of any of the foregoing) is or was a member thereof   on or prior to the Closing Date, including any state, local, or non-U.S. or other applicable law or regulation, and (ii) any and all Taxes of any person (other than a Group Company) imposed on a Group Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i) and  (ii) above, the Selling Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Balance Sheet (rather than in any notes thereto) and taken into account in determining the adjustment to the Purchase Price. The Selling Shareholders shall reimburse Buyer for any Taxes of a Group Company that are the responsibility of the Selling Shareholders pursuant to this Section 6.2(a)(iii) within fifteen (15) Business Days after payment of such Taxes by Buyer or the applicable Group Company by first deducting such Taxes from the Escrow Account ; and

(iv)                    any claim by any Person or Persons related to, or arising out of, any of the foregoing.

(b)                       Survival Date.

The Selling Shareholders will not be liable with respect to any claim made pursuant to Section 6.2(a)(i) above for the breach of any representation or warranty contained in Article 2 of this Agreement unless written notice of a possible claim for indemnification, accompanied by reasonable particulars thereof specifying the nature of the claim, is given by a Buyer Party to the Seller Shareholder Representative:

(i)                           on or before the date which is 90 days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Sections 2.16 (Compliance with Laws) and/or 2.8(Tax Matters);

(ii)                        at any time with respect to claims arising under Sections 2.1 (Organization; Corporate Power), 2.2 (Capitalization), 2.3 (Company Subsidiaries; Investments), and/or 2.4 (Authorization; No Breach) as applicable (the representations and warranties contained in the Sections referenced in the clause (i) and  clause (ii) in this Section 6.2(b) are collectively referred to herein as the “Buyer Fundamental Representations” and, individually, as a “Buyer Fundamental Representation”); and

(iii)                     on or before the first anniversary of the Closing Date with respect to claims arising under any other Section of Article 2 (such date, with respect to each Section, is referred to herein as its “Survival Date”).

(c)                        it being understood that, subject to the limitations set forth in Section 6.2(d) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Selling Shareholder shall be required to indemnify any Buyer Party for all Losses that any Buyer Party may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

(d)                       The indemnification provided for in Section 6.2(a)(i), shall be subject to the following limitations:

(i)                           Selling Shareholders will not be liable to any Buyer Party for any Losses under Section 6.2(a)(i) (A) unless and until the aggregate amount of Losses relating to all such breaches, (x) exceeds 65,000 SEK (“Minor Claims”) for any one claim or series of related claim amounts and (y) unless and until the aggregate amount of all claims exceed 1,000,000 SEK (the “Threshold”), at which time the Selling Shareholders shall be liable for the full amount of all such Losses from the first SEK of all such claims, including Minor Claims, in accordance with the terms hereof and (B) to the extent that the aggregate  for all such Losses exceeds thirty —Two  million Five Hundred Thousand SEK (32,500,000 SEK) plus the amount of any Earn-out paid (the “Cap”); provided, however, that, notwithstanding anything to the contrary in this Agreement, none of the Threshold or the Cap or limitation of liability of any kind hereunder shall apply to the any Losses resulting or arising from breaches of any Buyer Fundamental Representation or any Losses resulting or arising from any instance of fraud, intentional misrepresentation, willful misconduct or gross negligence of any Selling Shareholder (“Limit Liability Exception”).

(ii)                        Buyer Party shall not be entitled to make any claim to the extent that a provision or allowance for the matter of the Loss (whether as a specific reserve or as a general reserve) has been made in the Audited Accounts and/or the Latest Balance Sheet or the same is otherwise taken account of or reflected in the Audited Accounts and/or the Latest Balance Sheet, but, for the avoidance of doubt, such limitation, is only to the extent such Loss is so reflected in such Audited Accounts and/or Latest Balance Sheet.

(iii)                     No liability shall arise if and to the extent that any claim

(a)                       occurs as a result of the passing of any legislation not in force on the date of this Agreement, or which takes effect retrospectively, or occurs as a result of any increase in the tax rate in force on the date of this Agreement or any change in the generally established practice of the relevant tax authorities.

(iv)                    It is specifically agreed that Buyer shall have all rights to enforce this Agreement but that Buyer may not seek any remedy under the Swedish Sale of Goods Act (Sw: köplagen)  to rescind this Agreement or seek any other remedy under the Swedish Sale of Goods Act, unless permitted under this Agreement.

Subject to the foregoing, the liability of Selling Shareholders shall be joint and several for all Liabilities and Losses hereunder, including all indemnification obligations hereunder for any Loss or Losses hereunder up to the amount of the Escrow Amount.  Except for claims, Liabilities or Losses which result or relate to a Limit of Liability Exception, to the extent Losses or Liabilities hereunder of Selling Shareholders, including for any indemnification obligation hereunder, are in excess of the Escrow Amount, (“Excess Liability”), each Selling Shareholder’s liability for any Excess Liability shall several and not joint and several and shall be limited to the amount of consideration received by such Selling Shareholder based on such Selling Shareholder’s Pro-Rata Share.

6.3                              Indemnification Provisions for Benefit of the Selling Shareholders

(a)                       Subject to the limitations set forth in Sections 6.3(b) and 6.3(c), Buyer shall indemnify each Selling Shareholder and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Selling Shareholder as and when incurred for, all Losses which any Selling Shareholder may suffer, sustain or become subject to as a result of:

(i)                           any breach of any representation or warranty made by Buyer and contained in this Agreement, any other Transaction Document or in any schedule or exhibit attached to this Agreement, any other Transaction Document or in any certificate delivered by Buyer in connection with the Closing;

(ii)                        any breach of any covenant or agreement of Buyer in any of the Transaction Documents; and

(iii)                     any claim by any Person or Persons related to, or arising out of, any of the foregoing.

(b)                       Survival Date.

Buyer will not be liable with respect to any claim made pursuant to Section 6.3(a)(i) above for the breach of any representation or warranty contained in Article 3 of this Agreement unless written notice of a possible claim for indemnification accompanied by reasonable particulars thereof specifying the nature of the claim, is given by the Seller Shareholder Representative to the Buyer:

(i)                           at any time with respect to claims arising under Sections 3.1 (Organization of Buyer) and 3.2 (Authorization of Transaction), as applicable (the representations and warranties contained in the Sections referenced in this clause (i) are collectively referred to herein as the “Selling Fundamental Representations” and, individually, as a “Selling Fundamental Representation”); and

(ii)                        on or before the first anniversary of the Closing Date with respect to claims arising under any other Sections of Article 3 (such date, with respect to each Section, is referred to herein as its “Survival Date”);

it being understood that, subject to the limitations set forth in Section 6.3(c) below, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, Buyer shall be required to indemnify any Selling Shareholder for all Losses that any Selling Shareholder may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

(c)                        The indemnification provided for in Section 6.3(a)(i) shall be subject to the following limitations:

(i)                           Buyer will not be liable to any Selling Shareholder for any Losses under Section 6.3(a)(i) unless and until the aggregate amount of Losses relating to all such breaches, excluding Losses related to breaches of the Selling Fundamental Representations, exceeds the Threshold at which time Buyer shall be liable for the amount of all such Losses from the first dollar in accordance with the terms hereof.

6.4                              Matters Involving Third Parties.

(a)                       If any Selling Shareholder or any Buyer Party seeks indemnification under this Section 6.4, such Person (the “Indemnified Party”) shall give written notice to the other Person (the “Indemnifying Party”). In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this Section 6.4 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the facts pertaining thereto; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Losses hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim.

(b)                       Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                        So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

(d)                       In the event that any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.4.

6.5                              Manner of Payment.

Any indemnification payment of Buyer or the Selling Shareholders pursuant to this Article 6 shall be effected by wire transfer of immediately available funds from Buyer or the Selling Shareholders, as the case may be, to an account designated by the Selling Shareholder (based on each Selling Shareholder’s Pro-Rata Share) or Buyer, as the case may be, within five (5) days after the determination of indemnification amounts.  Any such indemnification payments shall include interest at the rate of 5% per annum from the date any such Losses are suffered or sustained to the date of such payment is due pursuant to this Section 6.5 and interest at a rate of 10% per annum thereafter until such Losses are fully paid. Interest on any such unpaid amount hereunder shall be compounded semi-annually, computed on the basis of a 360-day year.  Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price for tax purposes.

6.6                              Insurance and Third Party Recovery.

In determining the liability of a Party for any Loss pursuant to this Article 6, no loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such Party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery or increases in premiums related to such insurance recovery) with respect to insurance coverage in place as of the date hereof or other recovery from a third party (net of all out-of-pocket costs directly related to such recovery).  If an amount is actually recovered from an insurance carrier or other third party after damages have been paid by the Indemnifying Party pursuant to Article 6 hereof, then the party receiving such amount shall promptly remit such amount to the Indemnifying Party.

6.7                              Offset.

The Losses which the Buyer suffers, sustains or becomes subject to pursuant to this Article 6 (it being understood that such Losses must be determined in accordance with the terms and conditions set forth in this Agreement) may, at the option of the Buyer, be satisfied by setting off all or any portion of such Losses against any amounts which the Buyer owes to any Selling Shareholder at such time.

6.8                              Delivery and Release of Escrow Amount.

(a)                       To the extent that the Buyer is entitled to indemnification for any Losses pursuant to ARTICLE 6, the Buyer shall be entitled to reimbursement out of the Escrow Amount; provided, however, to the extent that the Losses exceed the amount remaining in the Escrow Amount or arise after the Survival Date, the Buyer may collect such Losses directly from the Selling Shareholders subject to the limitations and terms and conditions of this ARTICLE 6.

(b)                       The Seller Shareholder Representative shall give written instructions to Buyer to release from the Escrow Amount and pay to the Selling Shareholders (based on their Pro-Rata

Share) the amounts set forth below at the following times and subject to the following conditions:

(i)                           On the one year anniversary of the Closing Date, the Escrow Amount remaining in the Escrow Account minus the aggregate amount of any Good Faith Damage Estimate;

(ii)                        Within one (1) Business Day after the final resolution of a particular indemnity claim for which a Good Faith Damages Estimate is retained in the Escrow Account pursuant to clause (b)(i) above, the amount, if any, by which such Good Faith Damages Estimate in respect of such claim exceeded the final determination of Losses in respect of such claim.

ARTICLE 7
CERTAIN DEFINITIONS

“Accounting Principles”  means those accounting principles and practices (including procedures, basis, methods, classifications, judgments, assessments and valuations, and measurement and evaluation rules) and any application of such accounting principles and practices applied by the Group Companies, which are, in each case, in accordance with applicable laws and generally accepted accounting principles in Sweden, Denmark and the Netherlands, respectively;

“Action” means any action, suit, proceeding, order, investigation, claim, grievance, arbitration, or complaint.

“Adjustment Amount” means the amount by which the Purchase Price shall be adjusted in accordance with Section 1.4 and Schedule 1.2(b)(i) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“Business Day” means each day of the week when banks are open for general banking business in Sweden.

“Group Company Transaction Expenses” means (i) the legal fees and disbursements payable to legal counsel and accountants of each Group Company and the Selling Shareholders in connection with the transactions contemplated by the Transaction Documents and (ii) all other fees and expenses, in each case, incurred by each Group Company and the Selling Shareholders in connection with the transactions contemplated by the Transaction Documents as determined on the Closing Date as set out in Schedule 1.2(b)(i).

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, a Group Company or a Selling Shareholder as an owner of equity securities of the Company or any Group Company, as the case may be, in the performance of duties for, or on behalf of, the Company or any Group Company or that relates to the business, products, services or research of the Company or any Group Company or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, a the Company or any Group Company its Affiliates, their customers and their confidential information; (iii) industry research compiled by, or on behalf of the Company or any Group Company , including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or any Group Company ; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) information related to the Company’s Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information that a Company or Selling Shareholder Representative can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of a Group Company or a person that the Group Company has direct control over to the extent such acts or omissions are not authorized by the Group Company in the performance of such person’s assigned duties for a Group Company.

“Corporate Taxes Paid” shall mean corporate taxes prepaid to tax authorities relating to Corporate Tax prior to the Closing as set forth on Schedule 1.2(b) (i) but which shall also reflect a reconciliation to, and compliance with, US GAAP.

“Corporate Taxes Payable” shall mean corporate taxes calculated and not paid until the date of Closing as set forth on Schedule 1.2(b) (i) but which shall also reflect a reconciliation to, and compliance with, US GAAP.

“EBITA” shall mean operating profit per US GAAP, excluding interest, taxes and acquisition amortization.

“Employee Benefit Plan” means any fringe benefit, bonus, deferred compensation, retirement, pension, vacation, sick leave, health plan, severance, employment, pension, executive compensation, change in control, incentive or other plan, program policy or arrangement, and any plans, programs or arrangements providing compensation to employee and non-employee directors.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted or in effect prior to, on or after the Closing Date.

“Escrow Agent” shall mean Skandinaviska Enskilda Banken AB (publ).

“Escrow Agreement” shall mean an escrow agreement to be signed on the Closing Date by and between the Seller Shareholder Representative, the Buyer and the Escrow Agent, essentially in the form set out in Schedule 5.4.

“Excess Net Debt” shall mean the amount in SEK by which Cash exceeds Group Company Debt as of the Closing, as set forth on Schedule1.2(b) (i).

““GAAP” or “US GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means the (a) any province, region, state, county, city, town, village, district or other jurisdiction, (b) federal, provincial, regional, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing.

“Good Faith Damages Estimate” means, with respect to any pending or unresolved claim asserted by the Buyer that is reasonably expected to result in indemnification pursuant to Article 6, an amount equal to the good faith estimate by Buyer of its indemnifiable Loss or Losses in respect of such claim.

“Indebtedness” means any of the following indebtedness of a Group Company, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases, (vii) all Liabilities of each Group Company under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made to each Group Company, (ix) all Liabilities of each Group Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions excluding, however, such deferred purchase price Liabilities with respect to deferred purchase price or bonus payout related to the Camago transaction, but only to the extent that such liability is included in the calculation of Net Working Capital herein (xi) all Liabilities of each Group Company arising from any breach of any of the foregoing and (xii) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of any Group Company.

“Intellectual Property” means trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions, invention disclosures, trade secrets, technology, technical data, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, Open Source Software, source code, executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“Knowledge” or “knowledge” means respect to any Person the actual knowledge after reasonable inquiry and investigation and due and careful consideration and reasonable inquiry to the matter involved of any director, governing body Selling Shareholder or executive officer of such Person; provided that in the case of the Company’s “Knowledge” or “knowledge” means the actual knowledge after reasonable inquiry and investigation and due and careful consideration to the matter involved of each Selling Shareholder and management employees of each Group Company. “Legal Requirement” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any Environmental and Safety Requirements and including any of the foregoing that relate to data use, privacy or protection.

“Liability or Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any security interest, pledge, mortgage, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Local GAAP” means, as regards to the Company, Tradevelop AB (Sweden), and CAMAGO Consulting AB (Sweden), the Swedish Annual Financial Statements Act (Sw: Årsredovisningslagen (1995:1554)) and generally accepted accounting principles in Sweden and as regards to TradeTech Consulting B.V. (Netherlands) and Tradetech Consulting Scandinavia ApS (Denmark) and any other Group Company, applicable Accounting Principles in the jurisdiction of organization.

“Losses” (collectively) or “Loss” (individually) means any direct or reasonably foreseeable loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of direct or third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, that in no event shall Losses include any, punitive, special or exemplary damages or any loss which is not direct or reasonably foreseeable as a direct result of, or arising from, or in connection with, the breach or claim, except to the extent the same are directly incurred by an Indemnified Party in connection with a Third Party Claim.  For the avoidance of doubt, all claims for Losses which are a Third Party Claim hereunder are considered direct Losses of the indemnified party.

“Net Debt” shall mean cash and cash equivalents (with maturities of less than 90 days) (“Cash”) less interest bearing short term Indebtedness of each Group Company (less than 12 months) and interest bearing long term Indebtedness of each Group Company, including without limitation, any loans or investments in, or liabilities to group or associated companies, pension liabilities, certificate loans, bank overdrafts (“Group Company Debt”) as of the Closing as set forth on Schedule 1.2(b) (i) but which shall also reflect a reconciliation to, and compliance with,  US GAAP.

“Net Working Capital” shall mean current assets (excluding Cash) minus current liabilities of the Group Companies, including without limitation, accounts payable, deferred revenue, Taxes payable excluding corporate tax, any other short term liabilities or accruals, but excluding Net Debt of the Group Companies as set forth on Schedule1.2(b) (i) . In determining total current assets and total current liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions corrected, (ii) all proper adjustments shall be made, and (iii) appropriate reserves for all liabilities and obligations for which reserves are appropriate in accordance with Accounting Principles shall be included, including tax liabilities, accrued bonus payments.  Without limiting the foregoing, all accounts receivable and deferred revenue shall be presented on a net basis and in accordance with Accounting Principles, which shall reflect account receivables, net of discounts, allowance for doubtful accounts and bad debt reserves per Buyer’s standard accounts receivable policy, but which shall also reflect a reconciliation to, and compliance with,  US GAAP.

“Net Working Capital Percentage” (NWC%) shall mean the 12-month average of Net Working Capital divided by latest 12-months revenue for the month end of each of the 12 consecutive months through December 31, 2013 of the Group Companies, as of the Closing as set forth on Schedule 1.2(b) (i) but which shall also reflect a reconciliation to, and compliance with, US GAAP.

“Net Working Capital Target” shall mean revenue recognized by the Group Companies for the 12 month period ending December 31, 2013 multiplied by the Net Working Capital Percentage as set forth on Schedule1.2(b) (i) but which shall also reflect a reconciliation to, and compliance with,  US GAAP.

“Open Source Software” means computer software (including, without limitation, source code, object code, libraries and middleware) subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL) or other similar licensing regimes commonly called “open source.”

“ordinary course of business” means the ordinary course of a Group Company’s business consistent with past custom and practice, including as to frequency and amount.

“Party” or “Parties” means any party hereto.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pro-Rata Amount” shall mean, for each Selling Shareholder, the amount of Purchase Price received by such Selling Shareholder, as set forth in Schedule 1.2(b)(ii) hereto.

“Pro-Rata Share” shall mean, for each Selling Shareholder, the percentage of Purchase Price received by such Selling Shareholder, as set forth in Schedule 1.2(b)(ii) hereto.

“SEK” means the currency Swedish kronor.

“Seller Shareholder Representative” means TradeChannel Holding AB, reg. no. 556624-9842.

“Selling Shareholders’ Knowledge” shall mean the actual knowledge of those persons listed Schedule 4.3(d) as well as the shareholders’ of Seller Shareholder Representative, after due and careful consideration and reasonable inquiry and investigation to the matter involved.

“Shareholders’ Agreement” shall mean the shareholders’ agreement made as of March 30, 2011, by and between the Selling Shareholders.

“Subsidiary(ies)” means any corporation or other Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (ii) owns a majority of the ownership interests of such entity.

“Target Excess Net Debt” shall mean 10,000,000 SEK.

“Tax or Taxes” means any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Contracts and other documents contemplated to be delivered or executed in connection herewith.

7.1                              Additional Definitions. (to be finalized)

Term	Section
Agreement	Preface
Authorized Action	9.3
Business	Preface
Buyer	Preface
Buyer Assignee	8.3
Buyer Closing Adjustment Statement	1.3(b)
Buyer Fundamental Representation(s)	6.2(b)(ii)
Buyer Party	6.2(a)
Cap	6.2(d)(i)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Date Balance Sheet	1.3(a)
Combined Customers	4.3(e)
Company	Preface
Company Competitor	4.3(d)
Company Entity	2.10(a)
Company Entity Business	2.10(a)
6.3(b)(i)
Company Intellectual Property	2.10(a)
Company Trade Secrets	2.10(i)
Competitive Products	4.3(e)
Competitive Services	4.3(e)
Consents	2.21
Dispute Notice	1.5(a)
Earn-out Amount	Schedule 1.5(a)
Earn-out Period	1.5(a)
Earn-Out Statement	1.5(a)
Escrow Account	1.2(d)
Escrow Amount	1.2(d)
Excess Liability	6.2(d)(iv)
Final Closing Adjustment Statement	1.4(c)
Final Resolution Date	1.3(d)
Group Companies	Preface
Group Company	Preface
Indemnified Party	6.4(a)
Indemnifying Party	6.4

Independent Accounting Firm	1.3(d)
Initial Closing Adjustment Statement	1.3(a)
Insider	2.17
Item Of Dispute	1.5(a)
Key Stockholders	4.3(d)
Latest Balance Sheet	2.5
Leased Real Property	2.19(b)
Leases	2.19(b)
Marks	2.10(a)
Material Contract	2.9(b)
Minor Claims	6.2(d)(i)
Non-Compete Period	4.3(d)
Objection Notice	1.3(c)
Parent Company	4.6
Products	2.10(a)
Prospective Customer	4.3(e)
Post-Closing Tax Period	4.2(c)
Purchase Price	1.2(b)(i)
Selling Fundamental Representation(s)	6.4(b)(i)
Shareholder Adjustment Closing Statement	1.3(c)
Shares	Preface
Survival Date	6.2(b)(iii), 6.3(b)(ii)
Third Party Claim	6.4(a)
Threshold	6.2(d)(i)

ARTICLE 8
MISCELLANEOUS

8.1                              No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties indicated in this Agreement or referenced hereunder as having rights or obligations hereunder (i.e., such as Buyer Party under this Agreement) (and, where indicated herein, with respect to Article 4, the Affiliates of the Parties and such other Persons designated therein) and their respective successors and permitted assigns.

8.2                              Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

8.3                              Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by any Group Company or any Selling Shareholder without the prior written consent of Buyer, or by Buyer without the prior written consent of the Seller Shareholder Representative; provided, however, Buyer and its Affiliates shall have the right to assign (a) its right to purchase hereunder in whole or in part to a wholly owned subsidiary or Affiliate of Buyer (a “Buyer Assignee”), (b) all or any portion of this Agreement and the other Transaction Documents (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Buyer Assignees’ (whether prior to or subsequent to the Closing) lenders as collateral security, (c) after the Closing, all or any portion of this Agreement and the other Transaction Documents and its rights and obligations hereunder, including its rights to indemnification, in connection with a (i) merger or consolidation involving Buyer or any of Buyer’s Assignees, (ii) a sale of stock or assets (including any real estate) of Buyer or any Buyer Assignee or (iii) dispositions of the business of the Company and the Company Subsidiaries or any part thereof.

8.4                              Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5                              Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6                              Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Selling Shareholders:

Attention: the Seller Shareholder Representative

With a copy to (which shall not constitute notice):

Advokatfirman Törngren Magnell KB

Västra Trädgårdsgatan 8

SE-111 53 Stockholm

Sweden

Attn: Niclas Högström

If to Buyer:

Virtusa International, B.V.

Schiphol Boulevard 231

1118 BH Amsterdam Schiphol

The Netherlands

Attention: Bart de Sonnaville

Facsimile No.:  +31 (0)885609960

With a copy to (which shall not constitute notice):

Virtusa Corporation

2000 West Park Drive,
Westborough, MA 01581

United States
Attention: Ranjan Kalia

Paul Tutun

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7                              Governing Law and Disputes.

This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Sweden.

Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of this Agreement, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden.

The language to be used in the arbitral proceedings shall be English.

The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all Parties hereto.

In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall be automatically bound by the provisions of this Section 8.7.

8.8                              Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9                              Incorporation of Schedules.

The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.10                       Construction.

Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. The disclosures set forth in any section of the disclosure schedules relate only to the representations and warranties in the section of the Agreement in which such section of the disclosure schedules are expressly referenced except as would be reasonably apparent to an independent third party that a disclosure in one section of the disclosure schedules is also applicable to another section of the disclosure schedules or another representation or warranty of the Selling Shareholders or Selling Shareholder. If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

8.11                       Severability of Provisions.

If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

8.12                       Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

8.13                       Successor Laws.

Any reference to any particular Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

8.14                       Release of the Company.

Effective upon the Closing, each Selling Shareholder hereby irrevocably waives, releases and discharges forever each Group Company from any and all Liabilities arising prior to the Closing Date and each Selling Shareholder hereby covenants and agrees that such Selling Shareholder will not seek to recover any amounts in connection therewith or thereunder from any Group Company.

ARTICLE 9
APPOINTMENT OF SELLER SHAREHOLDER REPRESENTATIVE.

9.1                              Powers of Attorney.

Each Selling Shareholder irrevocably constitutes and appoints the Seller Shareholder Representative as such Selling Shareholder’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Seller Shareholder Representative acting for such Selling Shareholder and in such Selling Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Selling Shareholder or the Seller Shareholder Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Selling Shareholder might or could do in person, including:

(a)                       deliver all notices required to be delivered by such Selling Shareholder under this Agreement, including any notice of a claim for which indemnification is sought under this Agreement;

(b)                       receive all notices required to be delivered to such Selling Shareholder under this Agreement, including any notice of a claim for which indemnification is sought under this Agreement;

(c)                        take any and all action on behalf of such Selling Shareholder from time to time as the Seller Shareholder Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including claims for indemnification under this Agreement;

(d)                       vote or consent on behalf of the Selling Shareholders with respect to matters under this Agreement or the transactions contemplated hereby; and

(e)                        engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as deemed necessary or prudent in connection with the administration of the foregoing.

Each Selling Shareholder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller

Shareholder Representative may lawfully do or cause to be done by virtue hereof.  The foregoing authorization is granted and conferred in consideration for the various agreements and covenants of the Selling Shareholders and each Selling Shareholder, by executing this Agreement, agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Seller Shareholder Representative and Buyer, and shall survive the death, incapacity or bankruptcy of such Selling Shareholder.  Each Selling Shareholder acknowledges and agrees that upon execution of this Agreement, any delivery by the Seller Shareholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Shareholder Representative or any decision made by the Seller Shareholder Representative pursuant to the authority conferred upon such Seller Shareholder Representative pursuant to this Section, such Person shall be bound by such document or decision as fully as if such Selling Shareholder had executed and delivered such document or made such decision.  Any actions permitted to be taken by the Seller Shareholder Representative hereunder shall require the consent or action of both Seller Shareholder Representative; provided, further, if at any time there is only one person or entity serving as Seller Shareholder Representative, action taken by him, her or it shall be sufficient to constitute any action required or permitted to be taken by jointly the Seller Shareholder Representative pursuant to this Agreement.  Notwithstanding the foregoing, Buyer shall be entitled to rely on any representation made to it by any Seller Shareholder Representative with respect to such Seller Shareholder Representative’s authority to act pursuant to this Section.

9.2                              Replacement of the Seller Shareholder Representative.

Upon the disability or incapacity of either of the initial Seller Shareholder Representative appointed pursuant to this Section above, each Selling Shareholder acknowledges and agrees that such Seller Shareholder Representative’s legal representative, as the case may be, shall appoint a replacement reasonably believed by such person (and reasonably approved by Buyer) as capable of carrying out the duties and performing the obligations of the Seller Shareholder Representative hereunder within thirty (30) days.  In the event that either of the Seller Shareholder Representatives resigns for any reason, the Seller Shareholder Representative shall, subject to Buyer’s approval, select another representative to fill such vacancy.  Any substituted representative shall be deemed a Seller Shareholder Representative for all purposes of this Agreement.

9.3                              Actions of the Seller Shareholder Representative; Liability of the Seller Shareholder Representative

Each Selling Shareholder agrees that Buyer shall be entitled to rely on any action taken by the Seller Shareholder Representative on behalf of the Selling Shareholders pursuant to this Section above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Selling Shareholder as fully as if such Selling Shareholder had taken such Authorized Action.  Buyer agrees that the Seller Shareholder Representative shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted willful misconduct.  Each Selling Shareholder, severally and not jointly, on a pro-rata basis based on his respective Pro Rata Share, agrees to pay, and to indemnify and hold harmless,  the Buyer from and against any Loss or Losses that the Buyer may suffer, sustain, or become subject to as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Selling Shareholder s (and each Selling Shareholder expressly waives and disclaims any such claim against the Buyer ).  In addition, the Selling Shareholders hereby release and discharge Buyer from and against any liability arising out of or in connection with either of the Seller Shareholder Representative’s failure to distribute any amounts received by the Seller Shareholder Representative on the Selling Shareholder s’ behalf to the Selling Shareholders.

*   *   *   *   *

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first above written.

VIRTUSA INTERNATIONAL B.V.

\s\ Shanaka Jayawardena
Name:	Shanaka Jayawardena

\s\ Bart de Sonnaville
Name:	Bart de Sonnaville

SELLING SHAREHOLDERS

TRADECHANNEL HOLDING AB

\s\ Roland Nilsson
Name:	Roland Nilsson

WIENER INVEST AB

\s\ Joakim Wiener
Name:	Joakim Wiener

M. AUGUSTSSON HOLDING AB

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Mats Augustsson, by power of attorney)

GRUNDBULTEN 8312 AB (under name change to Ringblom AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Jan

Signature Page to the Stock Purchase Agreement

Ringblom, by power of attorney)

NEWCO 3855 AB (under name change to Fredrik Höglund AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Fredrik Höglund, by power of attorney)

CDSL CONSULTING AB

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Daniel Alenius, by power of attorney)

CRONE HOLDING AB

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Henrik Crone, by power of attorney)

GRUNDBULTEN 8216 AB (under name change to Jakob Horn AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Jakob Horn, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Peter Bergström, by power of attorney)

GRUNDBULTEN 8320 AB (under name change to Walltott Consulting AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Göran Walltott, by power of attorney)

VPR SE 1067 AB (under name change to KH IT AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Klas Händel, by power of attorney)

GRUNDBULTEN 8268 AB (under name change to Blåport Invest AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Mazella Nordmark, by power of attorney)

GRUNDBULTEN 8266 AB (under name change to Edsviken Invest AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Tomas Johansson, by power of attorney)

GRUNDBULTEN 8289 AB (under name change to Jiber Consulting AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Jan Befring, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Anders Nyström, by power of attorney)

GRUNDBULTEN 8205 AB (under name change to F. Augustsson AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Fredrik Augustsson, by power of attorney)

GRUNDBULTEN 8223 AB (under name change to Ismail Rahali AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Ismail Rahali, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Per Liljestrand, by power of attorney)

GRUNDBULTEN 8308 AB (under name change to Malo Consulting AB)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Martin Lorentzson, by power of attorney)

E. WALLIN HOLDING AB

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Erik Wallin, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Michael Kicklighter, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Fredrik Tölldén, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Niclas Johansson, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Daniel Tano, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Torbjörn Pejer, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Rogier van Schaik, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Lars Brown, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Martin Lehto, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Mats

Hovelius, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Magnus Hacker, by power of attorney)

\s\ Roland Nilsson
Name:	Roland Nilsson (for and on behalf of Johan Lindström, by power of attorney)